Filed Pursuant to Rule 424(b)(5)

Registration No. 333-268538

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 2, 2022)

$50,000,000

Beneficial Unit Certificates Representing Assigned Limited Partnership Interests

This prospectus supplement relates to the offer and sale of up to $50,000,000 of beneficial unit certificates representing assigned limited partnership interests (“BUCs”) in Greystone Housing Impact Investors LP from time to time through or to JonesTrading Institutional Services LLC, which we refer to herein as JonesTrading, and BTIG, LLC, which we refer to herein as BTIG, as sale agent or principal. JonesTrading and BTIG are collectively referred to herein as “sale agents” or each individually as a “sale agent.” These sales, if any, will be made under an Amended and Restated Capital on DemandTM Sales Agreement dated March 8, 2024 between us and JonesTrading and BTIG (the “Sales Agreement”).

The BUCs will be offered at market prices prevailing at the time of sale. Unless we and the sales agents agree otherwise, we will pay the sales agents an aggregate commission equal to 2% of the sales price of all BUCs sold under the Sales Agreement. The net proceeds, if any, that we receive from the sales of BUCs will depend on the number of BUCs actually sold and the offering price for such BUCs.

Our BUCs are traded on the New York Stock Exchange (“NYSE”) under the symbol “GHI.” On March 7, 2024, the last reported sale price of our BUCs on the NYSE was $16.71 per BUC. There is no arrangement for funds to be received in any escrow, trust, or similar arrangement.

Sales of our BUCs under this prospectus supplement, if any, may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The sales agents are not required to sell any specific number or dollar amount of BUCs but will act as our sales agents using commercially reasonable efforts consistent with their normal trading and sales practices, on mutually agreeable terms between the sales agents and us.

In connection with the sale of the BUCs on our behalf, the sales agents will be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the sales agents will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the sales agents with respect to certain liabilities, including liabilities under the Securities Act or the Exchange Act of 1934, as amended.

Investing in our BUCs involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement and in the documents incorporated by reference herein, before buying our BUCs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 8, 2024.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of BUCs and updates the information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to this offering. If there is any inconsistency between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or information incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement which will supersede any such inconsistent information in the accompanying prospectus and the documents incorporated therein. You should read carefully this prospectus supplement, the accompanying prospectus, and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus supplement is part of a “shelf” registration statement on Form S-3 (File No. 333-268538) that we filed with the Securities and Exchange Commission (“SEC”) on November 23, 2022, and which was declared effective on December 2, 2022. Under the shelf registration process, we may, from time to time, offer and sell BUCs, preferred units representing limited partnership interests, or debt securities, in one or more offerings, with a maximum aggregate offering price of $300,000,000, as described in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by us or on our behalf. Neither we nor the sales agents have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the sales agents are making an offer to sell or soliciting an offer to buy our BUCs under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks, and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Throughout this prospectus supplement and the accompanying prospectus, when we use the terms “we,” “us,” or the “Partnership,” we are referring to Greystone Housing Impact Investors LP. References in this prospectus supplement and the accompanying prospectus to our “General Partner” refer to America First Capital Associates Limited Partnership Two, whose general partner is Greystone AF Manager, LLC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements. All statements other than statements of historical facts contained in this prospectus supplement and the accompanying prospectus, including statements regarding our future results of operations and financial position, business strategy and plans, and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. This prospectus supplement and the accompanying prospectus also contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves several assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties which are contained in this prospectus supplement and the accompanying prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the headings “Risk Factors” in this prospectus supplement and the accompanying prospectus.

These forward-looking statements are subject to various risks and uncertainties, including but not limited to those relating to:

•
defaults on the mortgage loans securing our mortgage revenue bonds (“MRBs”) and governmental issuer loans (“GILs”);
•
the competitive environment in which we operate;
•
risks associated with investing in multifamily, student, senior citizen residential properties and commercial properties;
•
general economic, geopolitical, and financial conditions, including the current and future impact of changing interest rates, inflation, and international conflicts on business operations, employment, and financial conditions;
•
current financial conditions within the banking industry, including the effects of recent failures of financial institutions, liquidity levels, and responses by the Federal Reserve, Department of the Treasury, and the Federal Deposit Insurance Corporation to address these issues;
•
uncertain conditions within the domestic and international macroeconomic environment, including monetary and fiscal policy and conditions in the investment, credit, interest rate, and derivatives markets;
•
adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies, including in particular China, Japan, the European Union, and the United Kingdom;
•
the general condition of the real estate markets in the regions in which we operate, which may be unfavorably impacted by increases in mortgage interest rates, slowing economic growth, persistent elevated inflation levels, and other factors;
•
changes in interest rates and credit spreads, as well as the success of any hedging strategies we may undertake in relation to such changes, and the effect such changes may have on the relative spreads between the yield on our investments and our cost of financing;
•
persistent inflationary trends, spurred by multiple factors including expansionary monetary and fiscal policy, higher commodity prices, a tight labor market, and low residential vacancy rates, which may result in further interest rate increases and lead to increased market volatility;
•
our ability to access debt and equity capital to finance our assets;

•
current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;
•
local, regional, national, and international economic and credit market conditions;
•
recapture of previously issued Low Income Housing Tax Credits (“LIHTCs”) in accordance with Section 42 of the Internal Revenue Code (“IRC”);
•
geographic concentration of properties related to our investments; and
•
changes in the U.S. corporate tax code and other government regulations affecting our business.

Other risks, uncertainties, and factors, including those discussed in this prospectus supplement, the accompanying prospectus, or in the reports that we file from time to time with the SEC (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, and those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by any other documents that we subsequently file with the SEC that are incorporated by reference.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and financial statements and related notes included or incorporated by reference herein and therein.

Partnership Overview

The Partnership was formed in 1998 for the primary purpose of acquiring a portfolio of mortgage revenue bonds (“MRBs”) that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily housing, seniors housing and commercial properties. We also invest in governmental issuer loans (“GILs”), which are similar to MRBs, to provide construction financing for affordable multifamily properties. We expect and believe the interest received on our MRBs and GILs is excludable from gross income for federal income tax purposes. We also invest in other types of securities that may or may not be secured by real estate and may make property loans to multifamily properties which may or may not be financed by MRBs or GILs held by us and may or may not be secured by real estate. We expect that a majority of all assets held by us are and will continue to be considered eligible for regulatory credit under the Community Reinvestment Act of 1977 (the “CRA”).

We also make noncontrolling equity investments in unconsolidated entities for the construction, stabilization, and ultimate sale of market-rate multifamily properties (“JV Equity Investments”). We are entitled to distributions if, and when, cash is available for distribution either through normal operations, a refinance, or a sale of the property. In addition, we may acquire and hold interests in multifamily, student and senior citizen residential properties (“MF Properties”) until the “highest and best use” can be determined by management.

The conduct of the Partnership’s business and affairs is governed by the Partnership’s Second Amended and Restated Agreement of Limited Partnership dated December 5, 2022, as amended pursuant to a First Amendment to Second Amended and Restated Agreement of Limited Partnership dated June 6, 2023 (as amended, the “Partnership Agreement”). Our sole general partner is America First Capital Associates Limited Partnership Two (“AFCA 2” or the “General Partner”). The general partner of AFCA 2 is Greystone AF Manager LLC (“Greystone Manager”), which is an affiliate of Greystone & Co. II LLC (“Greystone & Co.”). Greystone & Co., together with its affiliated companies (collectively “Greystone”), is a real estate lending, investment, and advisory company with an established reputation as a leader in multifamily and healthcare finance, having ranked as a top Federal Housing Administration (“FHA”), Federal National Mortgage Association (“Fannie Mae”), and Federal Home Loan Mortgage Corporation (“Freddie Mac”) lender in these sectors.

The Partnership has issued Beneficial Unit Certificates (“BUCs”) representing assigned limited partnership interests to investors (“BUC holders”). Our BUCs are traded on the NYSE under the symbol “GHI.” The Partnership has designated three series of non-cumulative, non-voting, non-convertible preferred units (collectively, the “Preferred Units”) that represent limited partnership interests in the Partnership consisting of the Series A Preferred Units, the Series A-1 Preferred Units, and the Series B Preferred Units. The holders of the BUCs and Preferred Units are referred to herein as “Unitholders.” Our Unitholders will incur tax liability if any interest earned on our MRBs or GILs is determined to be taxable, for gains related to our MRBs or GILs and for income and gains related to our taxable investments such as our investments in unconsolidated entities and property loans.

The Partnership has been in operation since 1998 and will continue in existence until dissolved in accordance with the terms of the Partnership Agreement. Our principal executive office is located at 14301 FNB Parkway, Suite 211, Omaha, NE, 68154, and our telephone number is (402) 952-1235.

We maintain a website at http://www.ghiinvestors.com, where certain information about us is available. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to the SEC.

Our Business Objectives and Strategy

Investment Strategy

Our primary business objective is to manage our portfolio of investment to achieve the following:

•
Generate attractive, risk-adjusted total returns for our Unitholders;

•
Create streams of recurring income to support regular cash distributions to Unitholders;

•
Pass through tax-advantaged income to Unitholders;

•
Generate income from capital gains on asset dispositions;

•
Use leverage effectively to increase returns on our investments; and

•
Preserve and protect Partnership assets.

We are pursuing a strategy of acquiring additional MRBs, GILs and other investments on a leveraged basis to achieve our objective, as permitted by our Partnership Agreement. In allocating our capital and executing our strategy, we seek to balance the risks of owning specific investments with the earnings opportunity on the investment.

The Partnership believes there continues to be a significant unmet demand for affordable multifamily and seniors residential housing in the United States. Government programs that provide direct rental support to residents have not kept up with demand. Therefore, investment programs that promote private sector development and support for affordable housing through MRBs, GILs, tax credits and grant funding to developers, have become more prominent. The types of MRBs and GILs in which we invest offer developers of affordable multifamily housing a low-cost source of construction and/or permanent debt financing. We plan to continue investing in additional MRBs and GILs issued to finance affordable multifamily and seniors residential rental housing properties.

We continue to evaluate opportunities for MRB investments to fund seniors housing properties and/or skilled nursing properties issued as private activity or 501(c)(3) bonds similar in legal structure to those issued for traditional affordable multifamily housing properties. We will continue to leverage the expertise of Greystone and its affiliates and other reputable third parties in evaluating independent living, assisted living, memory care and skilled nursing properties prior to our MRB acquisitions.

We continually assess opportunities to expand and/or reposition our existing portfolio of MRBs, GILs and other investments. Our principal objective is to improve the quality and performance of our portfolio of MRBs, GILs and other investments with the intent to ultimately increase the amount of cash available for distribution to our Unitholders. In certain circumstances, we may allow the borrowers of our MRBs to redeem the MRBs prior to the final maturity date. Such MRB redemptions will usually require a sale or refinancing of the underlying property. We may also elect to sell MRBs that have experienced significant appreciation in value. In other cases, we may elect to sell MRBs on properties that are in stagnant or declining real estate markets. The proceeds received from these transactions would be redeployed into other investments consistent with our investment objectives. We anticipate holding our GILs until maturity as the terms are typically for two to four years and have defined forward purchase commitments from Freddie Mac, acting through a servicer.

We also continue to make additional strategic JV Equity Investments for the development of market-rate multifamily residential and seniors housing properties, through noncontrolling membership interests. We currently have investments with four joint venture partners, of which two were new in 2023. In February 2023, we closed our first investment for the development of a market-rate seniors residential property located in Minden, Nevada. We believe such equity investments diversify our investment portfolio while also providing attractive risk-adjusted returns for our Unitholders.

Financing Strategy

We finance our assets with what we believe to be a prudent amount of leverage, the level of which varies from time to time based upon the characteristics of our investment portfolio, availability of financing, cost of financing, and market conditions. This leverage strategy allows us to generate enhanced returns and lowers our net capital investment, allowing us to make additional investments. We currently obtain leverage on our investments and assets through various sources that include:

•
Our secured line of credit facilities;

•
Tax-Exempt Bond Securitization (“TEBS”) programs with Freddie Mac;

•
Tender Option Bond (“TOB”) and term TOB trust securitizations with Mizuho Capital Markets (“Mizuho”), Barclays Bank PLC (“Barclays”), and Morgan Stanley; and

•
A TEBS residual securitization (the “TEBS Residual Financing”) through a governmental issuer.

We may utilize other types of secured or unsecured borrowings in the future, including more complex financing structures and diversification of our leverage sources and counterparties.

We refer to our TEBS, TOB trust, term TOB trust, and TEBS Residual Financing securitizations as our debt financings. These debt financing securitizations are accounted for as consolidated variable interest entities (“VIEs") for reporting purposes. These arrangements are structured such that we transfer our investment assets to an entity, such as a trust or special purpose entity, which then issues senior securities and residual interests. The senior securities are sold to third-party investors in exchange for debt proceeds. We retain the residual interests which entitle us to certain rights to the investment assets and to residual cash proceeds. We generally structure our debt financings such that principal, interest, and any trust expenses are payable from the cash flows of the secured investment assets, and we are generally entitled to all residual cash flows for our general use. As the residual interest holder, we may be required to make certain payments or contribute certain assets to the VIEs if certain events occur. Such events include, but are not limited to, a downgrade in the investment rating of the senior securities issued by the VIEs, a ratings downgrade of the liquidity provider for the VIEs, increases in short term interest rates beyond pre-set maximums, an inability to re-market the senior securities or an inability to obtain liquidity support for the senior securities. If such an event occurs in an individual VIE, we may be required to deleverage the VIE by repurchasing some or all of the senior securities. Otherwise, the secured investment asset(s) will be sold and we will be required to fund any shortfall in funds available to pay the principal amount of the senior securities after payment of accrued interest and other trust expenses. If we do not fund the shortfall, default and liquidation provisions will be invoked against us. The TEBS financings and TEBS Residual Financing are non-recourse to the Partnership such that our shortfall funding for each financing is limited to the stated amount of our residual interests. The TOB trust and term TOB trust financings are recourse obligations of the Partnership.

The TOB trusts with Mizuho and Barclays are subject to ISDA master agreements with each counterparty that contain certain covenants and requirements. When we execute a TOB trust financing, we retain a residual interest that is pledged as our initial collateral under the ISDA master agreement based on the market value of the investment asset(s) at the time of initial closing. The counterparties require that our residual interests in each TOB trust maintain a certain value in relation to total asset(s) in each TOB trust. In addition, we are required to post collateral, typically cash, if the net aggregate valuation of our residual interests and derivative hedging positions with each counterparty fall below certain thresholds.

The Mizuho and Barclays ISDA master agreements also require the Partnership’s partners’ capital, as defined, to maintain a certain threshold and that the BUCs remain listed on a national securities exchange. The ISDA master agreement with Barclays also puts limits on the Partnership’s Leverage Ratio (as defined by the Partnership below). In addition, both the Mizuho and Barclays ISDA master agreements specify that default(s) on the Partnership’s other senior debts above a specified dollar amount, in the aggregate, will constitute a default under such agreement. If the Partnership is not in compliance with any of these covenants, a termination event of the financing facilities would be triggered.

The willingness of leverage providers to extend financing is dependent on various factors such as their underwriting standards, regulatory requirements, available lending capacity, and existing credit exposure to the Partnership. An inability to access debt financing at an acceptable cost may result in adverse effects on our financial condition and results of operations. There can be no assurance that we will be able to finance additional acquisitions of MRBs, GILs and other investments through additional debt financings.

We set target constraints for each type of debt financing utilized. Those constraints are dependent upon several factors, including the investment assets being leveraged, the tenor of the leverage program, whether the financing is subject to mark-to-market based collateral calls, and the liquidity and marketability of the financed assets. The Board of Managers of Greystone Manager has established an overall maximum leverage level (the “Leverage Ratio”) of 80% and retains the right to change the Leverage Ratio in the future based on the consideration of factors the Board of Managers considers relevant. We calculate our Leverage Ratio as total outstanding debt divided by total assets using cost (adjusted for paydowns) for MRBs, GILs, property loans, taxable MRBs and taxable GILs, and initial cost for deferred financing costs and real estate assets. As of December 31, 2023, our overall Leverage Ratio was approximately 72%.

Hedging Strategy

We actively manage both our fixed and variable rate debt financings and our exposure to changes in market interest rates. When possible, we attempt to obtain fixed-rate debt financing for our fixed-rate investment assets such that our net interest spread is not exposed to changes in market interest rates. Similarly, we attempt to obtain variable-rate debt financing for our variable-rate investment assets such that we are largely hedged against rising interest rates without the need for separate hedging instruments.

We leverage certain fixed-rate investment assets with variable-rate debt financings, such as the TOB trusts and one TEBS financing. When deemed appropriate, we will enter into derivative based hedging transactions in connection with our risk management activities for these assets to hedge against rising interest rates, which may include interest rate caps, interest rate swaps, total return swaps, swaptions, futures, options or other available hedging instruments. As of December 31, 2023, we had interest rate swap positions with notional amounts totaling $333.3 million and one interest rate cap with a notional amount of $73.4 million.

Preferred Units and BUCs Issuances

In addition to leverage, we may obtain additional capital through the issuance of Series A-1 Preferred Units, Series B Preferred Units or other Partnership securities which may be issued in, among other things, one or more additional series of preferred units, and/or BUCs.

We filed a registration statement on Form S-3 for the registration of up to 3,500,000 of Series A-1 Preferred Units, which was declared effective by the Securities and Exchange Commission (the “SEC”) on September 9, 2021, and subsequently amended pursuant to a Post-Effective Amendment to the Form S-3, which was declared effective by the Commission on April 13, 2022. The Series A-1 Preferred Units are subject to optional redemption by the holder upon the sixth anniversary of the closing of the sale of Series A-1 Preferred Units and the holders are entitled to distributions at a fixed rate of 3.0% per annum. The Partnership is able to issue Series A-1 Preferred Units so long as the aggregate market capitalization of the BUCs, based on the closing price on the trading day prior to issuance of the Series A-1 Preferred Units, is no less than three times the aggregate book value of all Series A Preferred Units and Series A-1 Preferred Units, inclusive of the amount to be issued. As of December 31, 2023, we have issued $18 million of Series A-1 Preferred Units under the registration statement on Form S-3.

In addition, we filed a registration statement on Form S-3 for the registration of up to 10,000,000 of Series B Preferred Units, which was declared effective by the SEC on September 9, 2021, and subsequently amended pursuant to a Post-Effective Amendment to the Form S-3, which was declared effective by the Commission on June 15, 2023. The Series B Preferred Units are subject to optional redemption by the holder upon the sixth anniversary of the closing of the sale of Series B Preferred Units and the holders are entitled to distributions at a fixed rate of 5.75% per annum. The Partnership is able to issue Series B Preferred Units so long as the aggregate market capitalization of the BUCs, based on the closing price on the trading day prior to issuance of the Series B Preferred Units, is no less than two times the aggregate book value of all Series A Preferred Units, Series A-1 Preferred Units and Series B Preferred Units, inclusive of the amount to be issued. As of December 31, 2023, we had not yet issued any Series B Preferred Units. However, in February 2024, we issued $5.0 million of Series B Preferred Units to a new investor under the registration statement on Form S-3. In addition, in January 2024, we issued $17.5 million of Series B Preferred Units pursuant to an exchange transaction described below. As of the date of this prospectus supplement, we had 2,250,000 Series B Preferred Units issued and outstanding.

We have previously issued Series A Preferred Units totaling $94.5 million, of which $27.5 million are outstanding as of December 31, 2023. The Series A Preferred Units are subject to optional redemption by the holder upon the sixth anniversary of the closing of the sale of Series A Preferred Units and the holders are entitled to distributions at a fixed rate of 3.0% per annum. In October 2023, the holder of 1,000,000 of Series A Preferred Units provided notice of its intent to redeem its investment in March 2024. We previously filed a registration statement on Form S-4 to register the offering and issuance of up to 9,450,000 of Series A-1 Preferred Units under a shelf registration process that was declared effective by the SEC on July 6, 2021, and subsequently amended pursuant to a Post-Effective Amendment to the Form S-4, which was declared effective by the Commission on April 13, 2022. A total of 3,700,000 Series A Preferred Units were exchanged for Series A-1 Preferred Units prior to expiration of the offering in July 2023.

We may also obtain capital through the issuance of additional BUCs, Preferred Units or debt securities pursuant to our Registration Statement on Form S-3 (“Registration Statement”) of which this prospectus supplement and the accompanying prospectus is a part, which was declared effective by the SEC in December 2022. Under the Registration Statement we may offer up to $300.0 million of BUCs, Preferred Units or debt securities for sale from time to time. The Registration Statement will expire in December 2025.

Reportable Segments

As of December 31, 2023, we had four reportable segments: (1) Affordable Multifamily MRB Investments, (2) Seniors and Skilled Nursing MRB Investments, (3) Market-Rate Joint Venture Investments, and (4) MF Properties. The Partnership separately reports its consolidation and elimination information because it does not allocate certain items to the segments.

Investment Types

Mortgage Revenue Bonds (“MRBs”)

We invest in MRBs that are issued by state and local governments, their agencies, and authorities to finance the construction or acquisition and rehabilitation of income-producing multifamily rental properties. An MRB does not constitute an obligation of any state or local government, agency or authority and no state or local government, agency or authority is liable on them, nor is the taxing power of any state or local government pledged to the payment of principal or interest on an MRB. An MRB is a non-recourse obligation of the property owner. Each MRB is collateralized by a mortgage on all real and personal property of the secured property, which it may share with a corresponding taxable MRB owned by the Partnership. Typically, the sole source of the funds to pay principal and interest on an MRB is the net cash flow or the sale or refinancing proceeds from the secured property. We may commit to provide funding for MRBs on a draw-down basis during construction and/or rehabilitation of the secured property, and we may require recourse to the borrower during the construction or rehabilitation period in certain instances.

We expect and believe that the interest received on our MRBs is excludable from gross income for federal income tax purposes. We primarily invest in MRBs that are senior obligations of the secured properties, though we may also invest in subordinate and/or taxable MRBs. Our MRBs predominantly bear interest at fixed interest rates and require regular principal and interest payments on either a monthly or semi-annual basis. The majority of our MRBs have initial contractual terms of 15 years or more. Some MRBs have optional call dates that may be exercised by the borrower which may be at either par or a premium to par. Some MRBs have optional repurchase dates whereby we can require a redemption prior to the contractual maturity, typically at par.

Our MRBs are either owned directly by us or are held in trusts created in connection with debt financing transactions that are consolidated VIEs. The following table summarizes our MRB investments as of December 31, 2023:

	Total MRBs	Total Properties		Total Units	Total States	Aggregate Outstanding Principal	Outstanding Funding Commitments
MRB investments	85	73	(1)	11,819	15	$884,664,326	$148,829,966
(1)
Properties secured by our MRB investments consist of 71 multifamily properties, one seniors housing property, and one skilled nursing facility.

The four types of MRBs which we may acquire as investments are as follows:

•
Private activity bonds issued under Section 142(d) of the Internal Revenue Code (“IRC”);
•
Bonds issued under Section 145 of the IRC on behalf of not-for-profit entities qualified under Section 501(c)(3) of the IRC;
•
Essential function bonds issued by a public instrumentality to finance a multifamily residential property owned by such instrumentality; and
•
Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the IRC.

Each of these structures permit the issuance of MRBs under the IRC to finance the construction or acquisition and rehabilitation of affordable rental housing or other not-for-profit commercial property. Under applicable Treasury Regulations, any affordable multifamily residential project financed with tax-exempt MRBs (other than essential function bonds as described in the third bullet above) must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area. Those rental units of the multifamily residential project not subject to tenant income restrictions may be rented at market rates (unless there are restrictions otherwise imposed by the bond issuer or a governmental entity). With respect to private activity bonds issued under Section 142(d) of the IRC, the owner of the multifamily residential project may elect, at the time the MRBs are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size). State and local housing authorities may require additional tenant income or rent restrictions that are more restrictive than those minimum levels required by Treasury Regulations. There are no Treasury Regulations related to MRBs that are secured by a commercial property owned by a non-profit borrower.

The borrowers associated with our MRBs are either syndicated partnerships formed to receive allocations of LIHTCs or not-for-profit entities. We do not directly or indirectly invest in LIHTCs. We do invest in MRBs that are issued in association with federal LIHTC allocations because such MRBs bear interest that we expect and believe is exempt from federal income taxes. LIHTC-eligible projects are attractive to developers of affordable housing because it helps them raise equity and debt financing. Under the LIHTC program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing. To be eligible for federal LIHTCs, a property must either be newly constructed or substantially rehabilitated, and therefore, may be less likely to become functionally obsolete in the near term as compared to an older property. There are various requirements to be eligible for federal LIHTCs, including rent and tenant income restrictions, which vary by property. Our borrowers that are either non-profit entities or owned by non-profit entities typically have missions to provide affordable multifamily rental units to underserved populations in their market areas. The affordable housing properties securing 501(c)(3) bonds also must comply with the IRS safe harbors for tenant incomes and rents. The following table summarizes the amount of our MRB investments with LIHTC-associated borrowers and non-profit borrowers based on principal outstanding as of December 31, 2023:

Borrower Type	MRB Principal Outstanding	Percentage of all MRB Investments
LIHTC-associated borrowers	$407,928,063	46%
Non-profit borrowers	439,631,263	50%
Non-LIHTC private activity bonds	37,105,000	4%
Totals	$884,664,326	100%

We may also invest in taxable MRBs secured by the same properties as our MRBs. Interest earned on our taxable MRBs is taxable for federal income tax purposes. Our taxable MRBs may share senior mortgage interest in the property with the MRBs or may be subordinate to the MRBs. We owned 14 taxable MRBs with outstanding principal of $23.2 million as of December 31, 2023.

Governmental Issuer Loans (“GILs”)

We invest in governmental issuer loans ("GILs") that are issued by state or local governmental authorities to finance the construction and/or rehabilitation of affordable multifamily properties. A GIL does not constitute an obligation of any government, agency or authority and no government, agency or authority is liable for them, nor is the taxing power of any government pledged to the payment of principal or interest on the GIL. Each GIL is secured by a mortgage on all real and personal property of the to-be-constructed affordable multifamily property. The GILs may share first mortgage lien positions with property loans and/or taxable GILs also owned by us. Sources of the funds to pay principal and interest on a GIL consist of the net cash flow of the secured property, proceeds from the sale or refinancing of the secured property, and limited-to-full payment guaranties provided by the borrower or its affiliates. We typically commit to fund our GIL investment commitments on a draw-down basis during construction.

We expect and believe the interest earned on our GILs is excludable from gross income for federal income tax purposes. The GILs are senior obligations of the secured properties and bear interest at variable or fixed interest rates. The GILs have initial terms of two to four years, though the borrower typically may prepay all amounts due at any time without penalty. At the closing of each GIL, Freddie Mac, through a servicer, forward commits to purchase the GIL at maturity at par if and when the property has reached stabilization and other conditions are met. Upon stabilization, the servicer will purchase our GIL at par and then immediately sell the GIL to Freddie Mac pursuant to a financing commitment between the servicer and Freddie Mac. As of December 31, 2023, the servicer for eight of our GILs is an affiliate of Greystone.

Our GILs are held in trusts created in connection with debt financing transactions that are consolidated VIEs. The following table summarizes our GIL investments as of December 31, 2023:

	Total GILs	Total Properties	Total Units	Total States	Aggregate Outstanding Principal	Outstanding Funding Commitments
GIL investments	10	9	1,627	5	$222,947,300	$51,120,535

Our GILs have been issued under Section 142(d) of the Internal Revenue Code (“IRC”) and are subject to the same set aside and tenant income restrictions noted in the “Mortgage Revenue Bonds” description above. The borrowers associated with our GILs are syndicated partnerships formed to receive allocations of LIHTCs.

We may also invest in taxable GILs secured by the same properties as our GILs. Interest earned on our taxable GILs is taxable for federal income tax purposes. Our taxable GILs share a senior mortgage interest in the property with the GILs. We owned four taxable GILs with outstanding principal of $13.6 million as of December 31, 2023.

Property Loans

We also invest in property loans to finance the construction, finance capital improvements, or otherwise support property operations of multifamily residential properties. Multifamily residential properties financed with property loans may or may not be properties securing our MRB and GIL investments. Such property loans may be secured by property, other collateral, or may be unsecured. As of December 31, 2023, we owned seven property loans related to our GIL investment properties, three property loans related to our MRB investments, and two property loans to other borrowers.

JV Equity Investments

We invest in non-controlling membership interests in unconsolidated entities for the construction of market-rate multifamily and seniors real estate properties. Our JV Equity Investments are passive in nature.

Operational oversight of each property is controlled by our joint venture partner according to the entity’s operating agreement. The properties are predominately managed by a property management company affiliated with our joint venture partner. Decisions on when to sell an individual property are made by our joint venture partner based on its view of the local market conditions and current leasing trends.

We account for our JV Equity Investments using the equity method and recognize a preferred return on our contributed equity during the hold period. Our preferred returns are paid from distributable cash flow before any distributions are made to our joint venture partner. The accrued preferred return for our JV Equity Investments held through our wholly owned subsidiary, ATAX Vantage Holdings, LLC (the “Vantage JV Equity Investments”), is guaranteed by an unrelated third party through the fifth anniversary of construction commencement up to a certain dollar amount on an individual project basis.

Our ownership of the membership interests entitles us to shares of certain cash flows generated by the JV Equity Investments from operations and upon the occurrence of certain capital transactions, such as a refinancing or sale. Upon the sale of a property, net proceeds will be distributed according to the entity's operating agreement. Sales proceeds distributed to us that represent previously unrecognized preferred return and gain on sale are recognized as income upon receipt. Historically, the majority of our income from our JV Equity Investments has been recognized at the time of sale. As a result, we may experience significant income recognition for these investments in those quarters when a property is sold and our equity investment is redeemed.

As of December 31, 2023, we owned membership interests in 12 unconsolidated entities located in four states in the United States. Eight of the 12 JV Equity Investments are located in Texas. In addition, one JV Equity Investment in San Marcos, Texas is reported as a consolidated VIE.

MF Properties Segment

The Partnership has and may acquire controlling interests in multifamily, student or senior citizen residential properties. We operate the MF Properties in order to position ourselves for a future investment in MRBs issued to finance the acquisition and/or rehabilitation of the properties by new owners or until the opportunity arises to sell the MF Properties at what we believe is their optimal fair value.

In December 2023, we sold the Suites on Paseo MF Property to an unaffiliated buyer. We have no MF Property investments as of December 31, 2023.

General Investment Matters

Our investments are categorized as either Mortgage Investments, Tax Exempt Investments or Other Investments as defined in our Partnership Agreement. Mortgage Investments, as defined, consist of MRBs, taxable MRBs, GILs, taxable GILs and property loans to borrowers associated with our MRBs and GILs. Tax Exempt Investments, as defined, are securities other than Mortgage Investments, for which the related interest income is exempt from federal income taxation and must be rated in one of the four highest rating categories by a nationally recognized statistical rating organization. Other Investments, as defined, are generally all other investments that are not Mortgage Investments or Tax Exempt Investments. We may acquire additional Tax Exempt Investments and Other Investments provided that the acquisition may not cause the aggregate book value of all Tax Exempt Investments plus Other Investments to exceed 25% of our total assets at the time of acquisition. We own no Tax Exempt Investments as of December 31, 2023. Our Other Investments primarily consist of real estate assets, JV Equity Investments and certain property loans.

We rely on an exemption from registration under the Investment Company Act of 1940, which has certain restrictions on the types and amounts of securities owned by the Partnership.

Cash Distributions

We currently make quarterly cash distributions to our BUC holders. The Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis, provided that distributions are made at least semi-annually. Regardless of the distribution period selected, cash distributions to BUC holders must be made within 60 days of the end of each such period. The amount of any cash distribution is determined by the General Partner and depends on the amount of interest received on our MRBs, GILs and other investments, our financing costs which are affected by the interest rates we pay on our debt financing, the amount of cash held in our reserves, and other factors. Most recently we declared our regular fourth quarter 2023 distribution of $0.37 per outstanding BUC and a supplemental distribution payable in the form of additional BUCs equal to $0.07 per BUC. The cash distribution and supplemental BUCs distribution were paid on January 31, 2024 to BUC holders of record as of the close of trading on December 29, 2023.

The holders of our Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly. The Series A Preferred Units rank senior to our BUCs and our Series B Preferred Units, and rank on parity with our Series A-1 Preferred Units, with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units. Distributions declared on the Series A Preferred Units are payable quarterly in arrears.

The holders of our Series A-1 Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A-1 Preferred Units, payable quarterly. The Series A-1 Preferred Units rank senior to our BUCs and our Series B Preferred Units, and rank on parity with our Series A Preferred Units, with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A-1 Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A-1 Preferred Units. Distributions declared on the Series A-1 Preferred Units are payable quarterly in arrears. Currently there are no Series A-1 Preferred Units issued and outstanding.

The holders of our Series B Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 5.75% per annum of the $10.00 per unit purchase price of the Series B Preferred Units, payable quarterly. The Series B Preferred Units rank senior to our BUCs with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series B Preferred Units, and junior to our Series A Preferred Units and Series A-1 Preferred Units and any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series B Preferred Units. Distributions declared on the Series B Preferred Units are payable quarterly in arrears.

Recent Developments

Recent Investment Activities

The following table presents information regarding the investment activities of the Partnership for the years ended December 31, 2023 and 2022:

Investment Activity	#	Amount (in 000`s)	Retired Debt (in 000`s)	Tier 2 income (loss) allocable to the General Partner (in 000`s) (1)	Notes to the Partnership`s consolidated financial statements
For the Three Months Ended December 31, 2023
Mortgage revenue bond acquisition and advances	4	$21,575	N/A	N/A	6
Mortgage revenue bond paydown	1	2,072	$1,765	N/A	6
Governmental issuer loan acquisition and advances	4	7,000	N/A	N/A	7
Governmental issuer loan redemption	1	40,000	36,000	N/A	7
Property loan acquisitions and advances	5	18,252	N/A	N/A	8
Property loan redemption	1	13,387	12,030	N/A	8
Investments in unconsolidated entities	6	16,104	N/A	N/A	9
MF property sold	1	40,736	25,000	-	10
Taxable mortgage revenue bond advance	1	3,000	N/A	N/A	12

For the Three Months Ended September 30, 2023
Mortgage revenue bond advances	3	$7,665	N/A	N/A	6
Mortgage revenue bond paydown	1	7,590	$9,980	N/A	6
Governmental issuer loan acquisition and advances	5	22,573	N/A	N/A	7
Governmental issuer loan redemptions	3	70,636	61,459	N/A	7
Property loan advances	2	11,950	N/A	N/A	8
Property loan redemption and paydowns	3	39,921	35,655	N/A	8
Investments in unconsolidated entities	4	10,194	N/A	N/A	9
Taxable mortgage revenue bond advance	1	4,000	N/A	N/A	12
Taxable mortgage revenue bond redemption	1	7,000	5,770	N/A	12

For the Three Months Ended June 30, 2023
Mortgage revenue bond acquisitions and advance	6	$51,150	N/A	N/A	6
Governmental issuer loan advances	4	20,402	N/A	N/A	7
Governmental issuer loan redemption	1	34,000	$30,600	N/A	7
Property loan advances	3	9,608	N/A	N/A	8
Property loan redemption and paydowns	3	29,990	26,005	N/A	8
Investments in unconsolidated entities	2	3,744	N/A	N/A	9
Return of investment in unconsolidated entities upon sale	1	9,025	N/A	$813	9
Taxable mortgage revenue bond acquisitions and advance	3	4,500	N/A	N/A	12
Taxable governmental issuer loan advance	1	2,573	N/A	N/A	12

For the Three Months Ended March 31, 2023
Mortgage revenue bond advances	6	$60,547	N/A	N/A	6
Mortgage revenue bond redemptions	3	11,856	$7,579	$(1,428)	6
Governmental issuer loan advances	4	17,377	N/A	N/A	7
Property loan advances	4	7,581	N/A	N/A	8
Property loan redemption and paydowns	3	18,316	15,700	N/A	8
Investments in unconsolidated entities	2	5,698	N/A	N/A	9
Return of investment in unconsolidated entities upon sale	2	12,283	N/A	3,843	9
Taxable mortgage revenue bond advances	2	1,805	N/A	N/A	12
Taxable governmental issuer loan advance	1	3,000	N/A	N/A	12

For the Three Months Ended December 31, 2022
Mortgage revenue bond advances	8	$91,040	N/A	N/A	6
Mortgage revenue bond redemptions	2	6,029	N/A	N/A	6
Governmental issuer loan advances	6	18,955	N/A	N/A	7
Property loan advances	4	46,439	N/A	N/A	8
Investments in unconsolidated entities	2	10,912	N/A	N/A	9
MF property sold	1	29,033	$24,229	N/A	10
Taxable mortgage revenue bond advances	3	2,980	N/A	N/A	12
Taxable governmental issuer loan advance	1	4,000	N/A	N/A	12

For the Three Months Ended September 30, 2022
Mortgage revenue bond advance	1	$1,623	N/A	N/A	6
Mortgage revenue bond redemption and paydown	2	11,577	$10,420	N/A	6
Governmental issuer loan advances	7	39,820	N/A	N/A	7
Property loan advances	6	22,742	N/A	N/A	8
Property loan redemptions	3	27,081	N/A	N/A	8
Investments in unconsolidated entities	2	2,524	N/A	N/A	9
Return of investment in unconsolidated entity upon sale	1	7,400	N/A	N/A	9

Taxable mortgage revenue bond advance	1	2,300	N/A	N/A	12
Taxable governmental issuer loan advances	3	3,000	N/A	N/A	12

For the Three Months Ended June 30, 2022
Mortgage revenue bond advances	3	$20,307	N/A	N/A	6
Mortgage revenue bond redemption	1	7,100	$7,100	N/A	6
Governmental issuer loan advances	5	39,806	N/A	N/A	7
Property loan advances	7	23,527	N/A	N/A	8
Investments in unconsolidated entities	4	7,824	N/A	N/A	9
Return of investment in unconsolidated entity upon sale	1	7,341	N/A	N/A	9
Taxable mortgage revenue bond advances	2	2,000	N/A	N/A	12

For the Three Months Ended March 31, 2022
Mortgage revenue bond advances	3	$69,365	N/A	N/A	6
Mortgage revenue bond redemptions	4	70,479	$45,109	N/A	6
Governmental issuer loan advances	6	16,882	N/A	N/A	7
Property loan advances	5	38,412	N/A	N/A	8
Property loan redemptions and principal paydowns	7	3,251	N/A	N/A	8
Investments in unconsolidated entities	5	12,777	N/A	N/A	9
Return of investment in unconsolidated entity upon sale	1	12,240	N/A	$3,242	9
Taxable mortgage revenue bond advances	2	6,325	N/A	N/A	12
(1)
See “Cash Available for Distribution” in the section captioned “Summary Historical Financial Data” below.

Recent Financing Activities

The following table presents information regarding the debt financing, derivatives, Preferred Units and partners’ capital activities of the Partnership for the years ended December 31, 2023 and 2022, exclusive of retired debt amounts listed in the investment activities table above:

Financing, Derivative and Capital Activity	#	Amount (in 000`s)	Secured	Notes to the Partnership`s consolidated financial statements
For the Three Months Ended December 31, 2023
Net borrowing on Acquisition LOC	4	$16,900	Yes	15
Proceeds from TOB trust financings	9	33,980	Yes	16
Proceeds from TEBS Residual Financing	1	61,500	Yes	16
Redemption of Secured Notes	1	102,318	Yes	16
Redemption of M24 TEBS financing	1	7,407	Yes	16
Return of restricted cash upon termination of total return swap	1	30,716	Yes	18
Interest rate swap executed	1	-	N/A	18
Redemption of Series A Preferred Units	1	10,000	N/A	20

For the Three Months Ended September 30, 2023
Net repayment on Acquisition LOC	3	$6,000	Yes	15
Net borrowing on General LOC	1	10,000	Yes	15
Proceeds from TOB trust financings	12	41,520	Yes	16
Proceeds from mortgage payable	1	25,000	Yes	17
Interest rate swaps executed	3	-	N/A	18
Redemption of Series A Preferred Units	1	20,000	N/A	20

For the Three Months Ended June 30, 2023
Net borrowing on Acquisition LOC	5	6,000	Yes	15
Net activity on General LOC	2	-	Yes	15
Proceeds from TOB trust financings	11	68,391	Yes	16
Interest rate swaps executed	3	-	N/A	18
Issuance of Series A-1 Preferred Units	1	10,000	N/A	20

For the Three Months Ended March 31, 2023
Net repayment on Acquisition LOC	6	$49,000	Yes	15
Proceeds from TOB trust financings	11	110,061	Yes	16
Interest rate swaps executed	3	-	N/A	18
Issuance of Series A-1 Preferred Units	1	8,000	N/A	20

Exchange of Series A Preferred Units for Series A-1 Preferred Units	1	7,000	N/A	20

For the Three Months Ended December 31, 2022
Net borrowing on Acquisition LOC	6	$24,558	Yes	15
Proceeds from TOB trust financings	12	97,672	Yes	16
Interest rate swaps executed	3	-	N/A	18
Exchange of Series A Preferred Units for Series A-1 Preferred Units	1	10,000	N/A	20

For the Three Months Ended September 30, 2022
Net repayment on Acquisition LOC	4	$8,512	Yes	15
Proceeds from TOB trust financings	5	45,145	Yes	16

For the Three Months Ended June 30, 2022
Net borrowing on Acquisition LOC	5	$9,255	Yes	15
Proceeds from TOB trust financings	8	62,920	Yes	16
Repayment of TOB Financings	2	5,079	Yes	16
Exchange of Series A Preferred Units for Series A-1 Preferred Units	1	20,000	N/A	20

For the Three Months Ended March 31, 2022
Net repayment on Acquisition LOC	1	$15,515	Yes	15
Proceeds from TOB trust financings	9	109,330	Yes	16
Unrestricted cash from total return swap	1	41,275	Yes	18
Interest rate swaps executed	2	-	N/A	18

Smaller Reporting Company Status

We are currently a “smaller reporting company” as defined in Rule 405 of the Securities Act, and we intend to continuing reporting as such in our periodic filings for the fiscal year ended December 31, 2024. However, as of the end of our fiscal year ended December 31, 2024, we expect to meet the definition of an “accelerated filer” as defined in Rule 405 of the Securities Act and no longer meet the definition of a “smaller reporting company.” As such, we expect to begin reporting as an accelerated filer with our Annual Report on Form 10-K for the year ended December 31, 2024, except with respect to certain scaled disclosures we are permitted to continue to provide as a smaller reporting company in our Form 10-K for the year ended December 31, 2024. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Securities offered by the Partnership	Beneficial unit certificates representing assigned limited partnership interests having an aggregate offering price of up to $50,000,000.
BUCs to be outstanding immediately after this offering(1)

Assuming all $50,000,000 of our BUCs are sold in this offering at an assumed offering price of $16.71 per BUC, which was the last reported sale price of our BUCs on the NYSE on March 7, 2024, we would have had 25,889,407 BUCs outstanding as of December 31, 2023.

Manner of offering

An “at the market offering” of BUCs. The sale of BUCs under this prospectus supplement, if any, may be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, to or through the sales agents, as sales agent or principal. See “Plan of Distribution” on page S-22 of this prospectus supplement.

Sales agents	JonesTrading Institutional Services LLC and BTIG, LLC.
Use of proceeds

We intend to use the net proceeds from sales under the Sales Agreement, if any, for general Partnership purposes, including the acquisition of additional MRBs, GILs, and other investments meeting our investment criteria and as permitted under the Partnership Agreement, and for general working capital needs. See “Use of Proceeds” on page S-21 of this prospectus supplement.

Risk factors	Investing in our BUCs involves significant risks. See “Risk Factors” beginning on page S-20 of this prospectus supplement.
New York Stock Exchange symbol	The BUCs are listed on the NYSE under the symbol “GHI.”

(1) The number of BUCs to be outstanding immediately after this offering, as stated above, is based on 22,897,187 BUCs outstanding as of December 31, 2023, and excludes as of that date 401,595 BUCs available for future grants under the Greystone Housing Impact Investors LP 2015 Equity Incentive Plan (the “Equity Incentive Plan”) and 95,600 BUCs awarded under the Equity Incentive Plan but not yet vested.

SUMMARY HISTORICAL FINANCIAL DATA

Summary Financial Data

The following summary historical financial data is derived from the Partnership’s audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022. The Partnership includes the assets, liabilities, and results of operations of the Partnership, our wholly owned subsidiaries and consolidated variable interest entities (“VIEs”). All significant transactions and accounts between the Partnership and the consolidated VIEs have been eliminated in consolidation.

You should read this summary financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and notes thereto that are included in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated by reference herein.

	For the Years Ended December 31,
	2023	2022
Investment income	$82,266,198	$61,342,533
Property revenues	4,567,506	7,855,506
Other interest income	17,756,044	11,875,538
Other income	310,916	-
Real estate operating expenses	(2,663,868)	(4,738,160)
Provision for credit loss	2,347,000	-
Depreciation and amortization	(1,537,448)	(2,717,415)
Interest expense	(69,066,763)	(43,559,873)
Net result from derivative transactions	7,371,584	13,095,422
General and administrative	(20,399,489)	(17,447,864)
Gain on sale of real estate assets	10,363,363	-
Gain on sale of investments in unconsolidated entities	22,725,398	39,805,285
Earnings (losses) from investments in unconsolidated entities	(17,879)	-
Income before income taxes	54,022,562	65,510,972
Income tax (expense) benefit	(10,866)	51,194
Net income	54,011,696	65,562,166
Redeemable Preferred Unit distributions and accretion	(2,868,578)	(2,866,625)
Net income available to Partners	51,143,118	62,695,541
Less: General Partners interest in net income	3,589,447	3,471,267
Less: Restricted Unitholders interest in net income	344,411	279,172
BUC holdersʼ interest in net income	$47,209,260	$58,945,102

BUC holdersʼ interest in net income per BUC (basic and diluted):
Net income, basic and diluted, per BUC	$2.07	$2.59
Cash Distributions declared, per BUC	$1.466	$1.687
BUCs Distributions declared, per BUC	$0.21	$0.39
Weighted average number of BUCs outstanding, basic	22,834,745	22,775,321
Weighted average number of BUCs outstanding, diluted	22,834,745	22,775,321

	As of or For the Years Ended December 31,
	2023	2022
Mortgage revenue bonds held in trust, at fair value	$883,030,786	$763,208,945
Mortgage revenue bonds, at fair value	$47,644,509	$36,199,059
Governmental issuer loans, net	$221,653,300	$300,230,435
Property loans, net	$120,508,204	$175,109,711
Investments in unconsolidated entities	$136,653,246	$115,790,841
Real estate assets, net	$4,716,140	$36,550,478
Total assets	$1,513,400,702	$1,567,129,565
Total debt of continuing operations	$1,050,120,066	$1,116,093,952
Cash flows provided by operating activities	$24,936,759	$21,127,738
Cash flows provided by (used in) investing activities	$53,563,431	$(278,599,647)
Cash flows provided by (used in) financing activities	$(123,403,300)	$198,176,695
Cash Available for Distribution ("CAD") (1)	$44,137,323	$53,360,968
(1)
See “Cash Available for Distribution” below.

Cash Available for Distribution

The Partnership believes that Cash Available for Distribution (“CAD”) provides relevant information about the Partnership’s operations and is necessary, along with net income, for understanding its operating results. To calculate CAD, the Partnership begins with net income as computed in accordance with GAAP and adjusts for non-cash expenses or income consisting of depreciation expense, amortization expense related to deferred financing costs, amortization of premiums and discounts, fair value adjustments to derivative instruments, provisions for credit and loan losses, impairments on MRBs, GILs, real estate assets and property loans, deferred income tax expense (benefit), and restricted unit compensation expense. The Partnership also adjusts net income for the Partnership’s share of (earnings) losses of investments in unconsolidated entities as such amounts are primarily depreciation expenses and development costs that are expected to be recovered upon an exit event. The Partnership also deducts Tier 2 income (see Note 3 to the Partnership’s consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023) distributable to the General Partner as defined in the Partnership Agreement and distributions and accretion for the Preferred Units. Net income is the GAAP measure most comparable to CAD. There is no generally accepted methodology for computing CAD, and the Partnership’s computation of CAD may not be comparable to CAD reported by other companies. Although the Partnership considers CAD to be a useful measure of the Partnership’s operating performance, CAD is a non-GAAP measure that should not be considered as an alternative to net income calculated in accordance with GAAP, or any other measures of financial performance presented in accordance with GAAP.

The following table shows the calculation of CAD (and a reconciliation of the Partnership’s net income, as determined in accordance with GAAP, to CAD) for the year ended December 31, 2023 and 2022 (all per BUC amounts are presented giving effect to the BUCs Distributions described in Note 3 of the consolidated financial statements on a retroactive basis for all periods presented):

	For the Years Ended December 31,
	2023	2022
Net income	$54,011,696	$65,562,166
Unrealized (gains) losses on derivatives, net	3,173,398	(7,239,736)
Depreciation and amortization expense	1,537,448	2,717,415
Provision for credit losses (1)	(2,347,000)	-
Realized impairment of securities (2)	-	(5,712,230)
Realized provision for loan loss (3)	-	(593,000)
Reversal of gain on sale of real estate assets (4)	(10,363,363)	-
Amortization of deferred financing costs	2,461,713	2,537,186
Restricted unit compensation expense	2,013,736	1,531,622
Deferred income taxes	(362)	(45,056)
Redeemable Preferred Unit distributions and accretion	(2,868,578)	(2,866,625)
Tier 2 Income allocable to the General Partner (5)	(3,248,148)	(3,242,365)
Recovery of prior credit loss (6)	(68,812)	(57,124)
Bond premium, discount and acquisition fee amortization, net of cash received	(182,284)	768,715
(Earnings) losses from investments in unconsolidated entities	17,879	-
Total CAD	$44,137,323	$53,360,968

Weighted average number of BUCs outstanding, basic	22,834,745	22,775,321
Net income per BUC, basic	$2.07	$2.59
Total CAD per BUC, basic	$1.93	$2.34
Cash Distributions declared, per BUC	$1.466	$1.687
BUCs Distributions declared, per BUC (7)	$0.21	$0.40
(1)
The adjustment for the year ended December 31, 2023 reflects the change in allowances for credit losses under the CECL standard that was effective for the Partnership as of January 1, 2023 which requires the Partnership to update estimates of expected credit losses for our investments portfolio at each reporting date. The accounting for credit losses for the year ended December 31, 2022 was subject to previous accounting guidance that was generally applied incurred loss model rather than expected credit losses. There were no credit losses incurred using prior accounting guidance for the year ended December 31, 2022.
(2)
This amount represents previous impairments recognized as adjustments to CAD in prior periods related to the Provision Center 2014-1 MRB. The property securing the MRB was sold in July 2022 with cash proceeds contributed to the bankruptcy estate. The borrower and the bankruptcy court are finalizing liquidation of the estate and the settlement of all remaining, receivables, payable and expenses such that the Partnership’s share of the proceeds can be distributed. Substantially all the assets of the borrower were liquidated in the third quarter of 2022 such that the Partnership’s loss was effectively realized.
(3)
This amount represents previous impairments recognized as adjustments to CAD in prior periods related to the Cross Creek property loans. Such adjustments were reversed in the third quarter of 2022 upon the settlement of the outstanding balances.
(4)
The gain on sale of real estate assets from the sale of the Suites on Paseo MF Property represented a recovery of prior depreciation expense that was not reflected in the Partnership’s previously reported CAD, so the gain on sale was deducted from net income in determining CAD for 2023.
(5)
As described in Note 3 to the Partnership’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023, Net Interest Income representing contingent interest and Net Residual Proceeds representing contingent interest (Tier 2 income) will be distributed 75% to the limited partners and BUC holders, as a class, and 25% to the General Partner. This adjustment represents 25% of Tier 2 income due to the General Partner.

For the year ended December 31, 2023, Tier 2 income allocable to the General Partner consisted of approximately $3.8 million related to the gains on sale of Vantage at Stone Creek and Vantage at Coventry in January 2023 and approximately $813,000 related to the gain on sale of Vantage at Conroe in June 2023, offset by a $1.4 million Tier 2 loss allocable to the General Partner related to the Provision Center 2014-1 MRB realized in January 2023 upon receipt of the majority of expected bankruptcy liquidation proceeds.

For the year ended December 31, 2022, Tier 2 income allocable to the General Partner consisted of approximately $3.2 million related to the gain on sale of Vantage at Murfreesboro in March 2022.

(6)
The Partnership determined there was a recovery of previously recognized impairment recorded for the Live 929 Apartments Series 2022A MRB prior to the adoption of the CECL standard effective January 1, 2023. The Partnership is accreting the recovery of prior credit loss for this MRB into investment income over the term of the MRB consistent with applicable guidance. The accretion of recovery of value is presented as a reduction to current CAD as the original provision for credit loss was an addback for CAD calculation purposes in the period recognized.
(7)
The Partnership declared three separate distributions during 2023 payable in the form of additional BUCs equal to $0.07 per BUC for outstanding BUCs as of the record dates of June 30, September 29, and December 29, 2023.

The Partnership declared two separate distributions during 2022 payable in the form of additional BUCs equal to $0.20 per BUC for outstanding BUCs as of the record dates of September 30 and December 30, 2022.

RISK FACTORS

Investing in our BUCs involves significant risks, some of which are described below. You should carefully consider these risks, as well as the other information in this prospectus supplement and the accompanying prospectus, and any free writing prospectus authorized in connection with this offering, including documents incorporated by reference, such as our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, and in other documents that we have filed or subsequently file with the SEC that are incorporated by reference, before deciding whether to invest in our BUCs. Each of the risk factors could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment. Furthermore, BUCs are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

If you purchase our BUCs in this offering, you may incur immediate dilution in the book value of your investment.

The offering price per BUC in this offering may exceed the net tangible book value per BUC of our outstanding BUCs prior to this offering. Assuming that an aggregate of 2,992,220 BUCs are sold at a price of $16.71 per BUC, the last reported sale price of our BUCs on the NYSE on March 7, 2024, for aggregate gross proceeds of $50,000,000, and after deducting commissions and estimated offering expenses payable by us, you would experience immediate dilution of $1.35 per BUC, representing the difference between the assumed offering price and the net tangible book value per BUC of our BUCs as of December 31, 2023 after giving effect to this offering. If we were to sell BUCs in this offering at a price per BUC greater than our net tangible book value, it would result in dilution of your investment. The settlement of outstanding restricted unit awards granted under the Equity Incentive Plan would result in further dilution of your investment. Because the sales of the BUCs offered hereby will be made directly into the market or in negotiated transactions, the prices at which we sell these BUCs will vary and these variations may be significant. Purchasers of the BUCs we sell, as well as our existing BUC holders, will experience significant dilution if we sell BUCs at prices significantly below the price at which they invested.

Future sales or the possibility of future sales of our BUCs may depress the market price of our BUCs.

Sales in the public market of substantial amounts of our BUCs could depress prevailing market prices of our BUCs. As of December 31, 2023 approximately 22.9 million BUCs were outstanding. The sale of BUCs in this offering, or the perception that such sales may occur, could depress the market price of our BUCs.

As of December 31, 2023, there were 95,600 BUCs which may be issued upon the settlement of restricted unit awards granted under our Equity Incentive Plan, and we anticipate that we will continue to issue restricted unit awards to our executive officers and the managers of Greystone Manager (who effectively act as our board of directors) in the fiscal year ended December 31, 2024 and thereafter. If, and when, these restricted unit awards vest, such BUCs generally will be available for sale in the open market without further registration under the Securities Act. The existence of these outstanding restricted unit awards may negatively affect our ability to complete future equity financings at acceptable prices and on acceptable terms. The settlement of the restricted unit awards, and the prompt resale of BUCs received, may also result in downward pressure on the price of our BUCs.

Our management will have broad discretion as to the use of proceeds from this offering.

We currently intend to use the net proceeds from the sale of the securities in this offering for general Partnership purposes, including the acquisition of additional MRBs, GILs and other investments meeting our investment criteria and as permitted under the Partnership Agreement, and general working capital needs and administrative expenses. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our BUCs.

The actual number of BUCs we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver a placement notice to JonesTrading and BTIG at any time throughout the term of the Sales Agreement. The number of BUCs that are sold by JonesTrading and BTIG after delivering a placement notice will fluctuate based on the market price of the BUCs during the sales period and limits we set with JonesTrading and BTIG. Because the price per BUC of each BUC sold will fluctuate based on the market price of our BUCs during the sales period, it is not possible at this stage to predict the number of BUCs that will ultimately be issued.

The BUCs offered hereby will be sold in “at the market offerings,” and investors who buy BUCs at different times will likely pay different prices.

Investors who purchase BUCs in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and number of BUCs sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their BUCs as a result of BUC sales made at prices lower than the prices they paid.

USE OF PROCEEDS

We may issue and sell BUCs having aggregate sales proceeds of up to $50,000,000, from time to time, under the Sales Agreement. The net proceeds that we receive from any sales of BUCs in this offering, if any, will depend on the number of BUCs actually sold and the offering price of such BUCs. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any BUCs under or fully utilize the Sales Agreement with JonesTrading and BTIG as a source of financing.

We currently intend to use the net proceeds from the sale of the securities in this offering for general Partnership purposes, including the acquisition of additional MRBs, GILs and other investments meeting our investment criteria and as permitted under the Partnership Agreement, and general working capital needs and administrative expenses. Pending these uses, we will have broad discretion in the way that we use the net proceeds of this offering.

DILUTION

If you purchase our BUCs in this offering, you will experience dilution to the extent of the difference between the assumed offering price per BUC and the net tangible book value per BUC after giving effect to this offering. We calculate net tangible book value per BUC by dividing the net tangible book value, which is tangible assets less total liabilities less preferred units less general partner capital, by the number of our outstanding BUCs. Dilution represents the difference between the assumed offering price per BUC paid by purchasers in this offering and the pro forma as adjusted net tangible book value per BUC of our BUCs immediately after giving effect to this offering. Our net tangible book value as of December 31, 2023 was approximately $348.8 million, or $15.23 per BUC.

After giving effect to the assumed sale in this offering of $50,000,000 of our BUCs, at an assumed offering price of $16.71 per BUC, the last reported sale price of our BUCs on the NYSE on March 7, 2024, and after deducting the commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been $397.5 million, or $15.36 per BUC. This represents an immediate increase in the pro forma as adjusted net tangible book value of $0.13 per BUC to our existing BUC holders and an immediate dilution in net tangible book value of $1.35 per BUC to new investors. The following table illustrates this per BUC dilution:

Assumed offering price per BUC		$16.71
Net tangible book value per BUC as of December 31, 2023	$15.23
Increase in pro forma net tangible book value per BUC attributable to this offering	$0.13
Pro forma as adjusted net tangible book value per BUC after giving effect to this offering		$15.36
Dilution per BUC to new investors participating in this offering		$1.35

The above table and discussion is based on 22,897,187 BUCs outstanding as of December 31, 2023 and excludes as of that date the following:

•
401,595 BUCs available for future grants under the Equity Incentive Plan; and

•
95,600 BUCs awarded under the Equity Incentive Plan but not yet vested.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, the issuance of these securities could result in further dilution to our BUC holders.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with JonesTrading and BTIG, under which we may issue and sell BUCs having an aggregate gross sales price of up to $50,000,000 from time to time through or to JonesTrading and BTIG, as sales agent or principal. Sales of our BUCs, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act.

Each time we wish to issue and sell BUCs under the Sales Agreement, we will notify a sales agent of the number or dollar value of BUCs to be issued, the dates on which such sales are anticipated to be made, any minimum price below which sales may not be made, and other sales parameters as we deem appropriate. Once we have so instructed the sales agent, unless the sales agent declines to accept the terms of the notice, the sales agent has agreed, subject to the terms and conditions of the Sales Agreement, to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such BUCs up to the amount specified on such terms. We may instruct the sales agent not to sell BUCs if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of BUCs being made through the sales agents under the Sales Agreement upon proper notice to the other parties.

We will pay the sales agents commissions for their services in acting as agents in the sale of our BUCs. The sales agents will be entitled to compensation at a commission rate equal to 2% of the aggregate gross sales price of the BUCs sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions, and proceeds to us, if any, are not determinable at this time. We also have agreed to reimburse the sales agents for certain specified expenses, including the fees and disbursements of their legal counsel, in an amount not to exceed $50,000, as provided in the Sales Agreement. Additionally, pursuant to the terms of the Sales Agreement, we have agreed to reimburse the sales agents for the documented fees and costs of their legal counsel reasonably incurred in connection with the review and preparation of the deliverables arising from the transactions contemplated by the Sales Agreement in an amount not to exceed $12,500 per calendar year. We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to the sales agents under the terms of the Sales Agreement, will be approximately $152,500.

Settlement for sales of our BUCs will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and the applicable sales agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our BUCs as contemplated by this prospectus supplement and the accompanying prospectus will be settled through the facilities of the Depository Trust Company or by such other means as we and the sales agents may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the BUCs on our behalf, each sales agent will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act.

The offering of our BUCs pursuant to the Sales Agreement will terminate upon the earlier of (i) the issuance and sale of all BUCs subject to the Sales Agreement; or (ii) the termination of the Sales Agreement as permitted therein.

Our BUCs are listed on the NYSE under the symbol “GHI.” The transfer agent of our BUCs is Equiniti Trust Company, LLC, New York, New York.

The sales agents and/or their respective affiliates have in the past and may in the future provide various investment banking and other financial services for us, for which services they may in the future receive customary fees and expenses.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our BUCs as interests in a direct participation program, any offering of BUCs under this prospectus supplement and the accompanying prospectus will be made in compliance with Rule 2310 of the FINRA Rules.

LEGAL MATTERS

The validity of the BUCs offered by this prospectus supplement and the accompanying prospectus, and certain other legal matters, have been passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. Certain matters will be passed upon for the sales agents by Duane Morris LLP, New York, New York.

EXPERTS

The financial statements of Greystone Housing Impact Investors LP incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheet of America First Capital Associates Limited Partnership Two incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 has been so incorporated in reliance on the report of Lutz & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 we filed with the SEC on November 23, 2022. This prospectus supplement and accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement and accompanying prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus supplement, accompanying prospectus, or the information incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or accompanying prospectus is accurate as of any date other than the date on the front page of this prospectus supplement and the date on the front page of the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or any sale of the securities offered by this prospectus supplement and accompanying prospectus.

We furnish and file annual, quarterly, and current reports and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.ghiinvestors.com. Information contained on our website is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

We maintain an Internet website at http://www.ghiinvestors.com. The information contained on this website is not part of this prospectus supplement or the accompanying prospectus and you should not rely on it in deciding whether to invest in our BUCs.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Information that we later file with the SEC that is incorporated by reference into this prospectus supplement and accompanying prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus supplement and the accompanying prospectus the following documents that we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;
•
our Current Reports on Form 8-K filed with the SEC on January 22, February 6, March 4 (with the exception of the information furnished under Item 7.01 on such date), and March 6, 2024;
•
the description of our beneficial unit certificates representing assigned limited partnership interests contained in our registration statement on Form 8-A filed with the SEC on November 28, 2022, as such description was amended on December 20, 2022, together with any further amendment or report filed with the SEC for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents and additional information that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus supplement and the accompanying prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. These documents include, but are not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements, if any. Any statement contained in this prospectus supplement, the accompanying prospectus, or in any document incorporated, or deemed to be incorporated, by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus, and the related registration statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement or the accompanying prospectus. We will provide without charge to each person, including any beneficial owner of our Units, to whom this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of any and all documents that have been incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus). Requests should be directed to:

Mr. Jesse A. Coury

Greystone Housing Impact Investors LP

14301 FNB Parkway, Suite 211

Omaha, Nebraska 68154

(402) 952-1235

You should rely only on the information and representations in this prospectus supplement, the accompanying prospectus, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus supplement, the accompanying prospectus, or any incorporated document is accurate as of any date other than the date of the document.

PROSPECTUS

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

(TO BE RENAMED GREYSTONE HOUSING IMPACT INVESTORS LP)

$300,000,000

Beneficial Unit Certificates Representing Assigned Limited Partnership Interests

Preferred Units Representing Limited Partnership Interests

Debt Securities

We may use this prospectus to offer and sell, from time to time, beneficial unit certificates representing assigned limited partnership interests (“BUCs”) or preferred units representing limited partnership interests in America First Multifamily Investors, L.P. (which, effective December 5, 2022, will be renamed Greystone Housing Impact Investors LP), or debt securities, in one or more offerings. We refer to the BUCs, preferred units, and the debt securities collectively as the “securities” in this prospectus. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $300,000,000. We will provide the specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis, and in amounts, at prices, and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes the general terms of the securities and the general manner in which we will offer the securities. Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering. The prospectus supplement also may add, update, or change information contained in this prospectus. If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers, or underwriters and any applicable commissions or discounts. Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Through the close of trading on December 2, 2022, our BUCs were traded on the NASDAQ Global Select Market under the symbol “ATAX.” The last reported sale price of our BUCs on December 2, 2022 was $18.60 per BUC. Effective upon the opening of trading on December 5, 2022, our BUCs will trade on the New York Stock Exchange (the “NYSE”) under the symbol “GHI.” From and after December 5, 2022, our name will be Greystone Housing Impact Investors LP. We will provide information in the prospectus supplement for the trading market, if any, for any preferred units or debt securities we may offer. Our principal executive offices are located at 14301 FNB Parkway, Suite 211, Omaha, Nebraska, 68154. Our telephone number is (402) 952-1235.

This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should carefully consider the information under the heading “Risk Factors” beginning on page 11 of this prospectus, and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2022.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of each of those documents.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement and the third-party beneficiaries named therein, if any, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you. Moreover, such representations, warranties, or covenants were accurate only as of the date when made. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, we may, from time to time, offer and sell BUCs, preferred units representing limited partnership interests, or debt securities, in one or more offerings, with a maximum aggregate offering price of $300,000,000, as described in this prospectus.

This prospectus provides you with a general description of us and the securities offered under this prospectus. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement also may add to, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement, of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, an accompanying prospectus supplement, or any “free writing prospectus” we may authorize to be delivered to you, is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

Throughout this prospectus, when we use the terms “we,” “us,” or the “Partnership,” we are referring to America First Multifamily Investors, L.P., which, from and after December 5, 2022, will be named Greystone Housing Impact Investors LP. References in this prospectus to our “General Partner” refer to America First Capital Associates Limited Partnership Two, whose general partner is Greystone AF Manager, LLC (“Greystone Manager”). References in this prospectus to “Existing Preferred Units” refer collectively to our Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units. In addition, references in this prospectus to “Units” refer collectively to our BUCs, the Existing Preferred Units, and any additional series of preferred units that may be authorized after the date hereof, and references to our “Unitholders” refer collectively to the holders of our BUCs, the Existing Preferred Units, and any such additional series of preferred units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements. When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves several assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties which are contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.

These forward-looking statements are subject, but not limited, to various risks and uncertainties, including but not limited to those relating to:

•
defaults on the mortgage loans securing our mortgage revenue bonds (“MRBs”) and governmental issuer loans (“GILs”);
•
the competitive environment in which we operate;
•
risks associated with investing in multifamily, student, senior citizen residential properties, and commercial properties;
•
general economic, geopolitical, and financial conditions, including the current and future impact of changing interest rates, inflation, international conflicts, and the COVID-19 pandemic on business operations, employment, and financial conditions;
•
uncertain conditions within the domestic and international macroeconomic environment, including monetary and fiscal policy and conditions in the investment, credit, interest rate, and derivatives markets;
•
adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies, including in particular China, Japan, the European Union, and the United Kingdom;
•
the general condition of the real estate markets in the regions in which we operate, which may be unfavorably impacted by increases in mortgage interest rates, slowing economic growth, persistent elevated inflation levels, and other factors;
•
changes in interest rates and credit spreads, as well as the success of any hedging strategies we may undertake in relation to such changes, and the effect such changes may have on the relative spreads between the yield on our investments and our cost of financing;
•
persistent inflationary trends, spurred by multiple factors including expansionary monetary and fiscal policy, high commodity prices, a tight labor market, and low residential vacancy rates, which may result in further interest rate increases and lead to increased market volatility;
•
our ability to access debt and equity capital to finance our assets;
•
current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;
•
the potential exercise of redemption rights by the holders of our Series A Preferred Units;
•
local, regional, national, and international economic and credit market conditions;

•
recapture of previously issued Low Income Housing Tax Credits (“LIHTCs”) in accordance with Section 42 of the Internal Revenue Code;
•
geographic concentration of properties related to our investments; and
•
changes in the U.S. corporate tax code and other government regulations affecting our business.

Other risks, uncertainties, and factors, including those discussed in any supplement to this prospectus or in the reports that we file from time to time with the SEC (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus and those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

ABOUT THE PARTNERSHIP

Our Business

The Partnership was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act (“Delaware LP Act”) for the primary purpose of acquiring a portfolio of mortgage revenue bonds (“MRBs”) that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily housing, seniors housing and commercial properties. We also invest in governmental issuer loans (“GILs”), which are similar to MRBs, to provide construction financing for affordable multifamily properties. We expect and believe the interest received on our MRBs and GILs is excludable from gross income for federal income tax purposes. The Partnership may also invest in other types of securities that may or may not be secured by real estate and may make property loans to multifamily properties which may or may not be financed by MRBs or GILs held by the Partnership, to the extent permitted under the terms of the Partnership’s First Amended and Restated Agreement of Limited Partnership dated September 15, 2015, as further amended (the “Partnership Agreement”). In addition, we may acquire interests in multifamily, student, and senior citizen residential properties (“MF Properties”).

We also make noncontrolling equity investments in unconsolidated entities for the construction, stabilization, and ultimate sale of market-rate multifamily properties. We are entitled to distributions if, and when, cash is available for distribution either through operations, a refinance or a sale of the property.

Our general partner is America First Capital Associates Limited Partnership Two (“AFCA 2” or the “General Partner”). The general partner of AFCA 2 is Greystone AF Manager LLC (“Greystone Manager”), which is an affiliate of Greystone & Co. II LLC (collectively with its affiliates, “Greystone”). Greystone is a real estate lending, investment, and advisory company with an established reputation as a leader in multifamily and healthcare finance, having ranked as a top Federal Housing Administration (“FHA”), Federal National Mortgage Association (“Fannie Mae”), and Federal Home Loan Mortgage Corporation (“Freddie Mac”) lender in these sectors.

We are a partnership for federal income tax purposes. This means that we do not pay federal income taxes on our income. Instead, all of our profits and losses are allocated to our partners, including the holders of BUCs, under the terms of our Partnership Agreement. See “Material U.S. Federal Income Tax Considerations” beginning on page 34.

Our initial limited partner, which has the obligation to perform certain actions on behalf of the BUC holders under the Partnership Agreement, is Greystone ILP, Inc., a Delaware corporation. The BUCs represent assignments by the initial limited partner of its rights and obligations as a limited partner to outside third party investors.

The Partnership has been in operation since 1998 and will continue in existence until dissolved in accordance with the terms of the Partnership Agreement. Our principal executive office is located at 14301 FNB Parkway, Suite 211, Omaha, NE, 68154, and our telephone number is (402) 952-1235.

We maintain a website at www.ataxfund.com, where certain information about us is available. Effective December 5, 2022, our website address will be ghiinvestors.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

For additional information about our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

Recent Developments

On November 4, 2022, the Board of Managers (the “Board of Managers” or “Board”) of Greystone Manager approved the transfer of the listing of the Partnership’s BUCs from the Nasdaq Stock Market (“NASDAQ”) to the NYSE. On November 22, 2022, we announced the BUCs were approved for listing on the NYSE. Effective upon the opening of trading on December 5, 2022, our BUCs will trade on the NYSE under the symbol “GHI.” In connection with the foregoing, the Board approved a change in the name of the Partnership, and from and after December 5, 2022, our name will be Greystone Housing Impact Investors LP.

Business Objectives and Strategy

Investment Strategy

Our primary business objective is to manage our portfolio of investments to achieve the following:

•
Generate attractive, risk-adjusted total returns for our Unitholders;
•
Create streams of recurring income to support regular cash distributions to Unitholders;
•
Pass through tax-advantaged income to Unitholders;
•
Generate income from capital gains on asset dispositions;
•
Use leverage effectively to increase returns on debt investments; and
•
Preserve and protect Partnership assets.

We are pursuing a business strategy of acquiring additional MRBs, GILs and other investments, as permitted by the Partnership Agreement, on a leveraged basis to achieve our business objectives. In allocating our capital and executing our strategy, we seek to balance the risks of owning specific investments with the earnings opportunity on the investments.

We believe there continues to be significant unmet demand for affordable multifamily and senior citizen residential housing in the United States. Government programs that provide direct rental support to residents have not kept up with demand. Therefore, investment programs such as those pursued by the Partnership, which promote private sector development and support for affordable housing through MRBs, GILs, tax credits and grant funding to developers, have become more prominent. The types of MRBs and GILs in which we invest offer developers of affordable housing a low-cost source of construction and/or permanent debt financing. We plan to continue to invest in additional MRBs and GILs issued to finance affordable multifamily and senior residential rental housing properties.

We continue to evaluate opportunities for MRB investments to fund senior citizen housing projects or skilled nursing facilities issued as private activity or 501(c)(3) bonds similar in legal structure to those issued for traditional affordable multifamily housing projects. We will continue to leverage the expertise of Greystone and other reputable third parties in evaluating independent living, assisted living, memory care and skilled nursing properties prior to our MRB acquisitions. During 2021, we acquired our first senior citizen housing MRB, Meadow Valley, that will finance the construction and stabilization of a combined independent living, assisted living and memory care facility in Traverse City, MI.

We continually assess opportunities to expand and/or reposition our existing portfolio of MRBs and GILs. Our principal objective is to improve the quality and performance of our portfolio of MRBs and GILs and, ultimately, increase the amount of cash available for distribution to our Unitholders. In certain circumstances, we may allow the borrowers of our MRBs to redeem the MRBs prior to the final maturity date. Such MRB redemptions will usually require a sale or refinancing of the underlying property. We may also elect to sell MRBs that have experienced significant appreciation in value. In other cases, we may elect to sell MRBs on properties that are in stagnant or declining real estate markets. The proceeds received from these transactions will be redeployed into other investments consistent with our investment objectives. We anticipate holding our GILs until maturity as the terms are typically for two to four years and have defined forward purchase commitments from Freddie Mac, acting through a servicer.

We will also continue to make strategic equity investments in market-rate multifamily residential properties (“JV Equity Investments”) through noncontrolling membership interests in unconsolidated entities. We believe such equity investments diversify our investment portfolio while also providing attractive risk-adjusted returns for our Unitholders.

Financing Strategy

We finance our assets with what we believe to be a prudent amount of leverage, the level of which varies from time to time based upon the characteristics of our portfolio, availability of financing, and market conditions. This leverage strategy allows us to generate enhanced returns and lowers our net capital investment, allowing us to make additional investments. We currently obtain leverage on our investments and assets through:

•
Advances on our secured line of credit facilities (“LOCs”) with BankUnited, N.A. and Bankers Trust Company;

•
Tax-Exempt Bond Securitization (“TEBS”) programs with Freddie Mac;

•
Tender Option Bond (“TOB”) Trust securitizations with Mizuho Capital Markets (“Mizuho”) and Barclays Bank PLC (“Barclays”);

•
A Term TOB Trust securitization with Morgan Stanley;

•
Secured notes (“Secured Notes”) issued to Mizuho; and

•
Mortgages payable associated with our MF Properties.

We may utilize other types of secured or unsecured borrowings in the future, including more complex financing structures and diversification of our leverage sources and counterparties.

We refer to our TEBS, TOB Trust, and Term TOB Trust securitizations and our Secured Notes as our debt financings. The TEBS, TOB Trust and Term TOB Trust securitizations are consolidated variable interest entities (“VIEs”) for financial reporting purposes. These arrangements are structured such that we transfer our assets to an entity, such as a trust or special purpose entity, which then issues senior and residual beneficial interests. The senior beneficial interests are sold to third-party investors in exchange for debt proceeds. We retain the residual beneficial interest which entitles us to certain rights to the securitized assets and to residual cash proceeds. We generally structure our debt financings such that principal, interest, and any trust expenses are payable from the cash flows of the secured assets and we are generally entitled to all residual cash flows for our general use. As the residual interest holder, we may be required to make certain payments or contribute certain assets to the VIEs if certain events occur. Such events include, but are not limited to, a downgrade in the investment rating of the senior securities issued by the VIEs, a ratings downgrade of the liquidity provider for the VIEs, increases in short term interest rates beyond pre-set maximums, an inability to re-market the senior securities or an inability to obtain liquidity support for the senior securities. If such an event occurs in an individual VIE, we may be required to deleverage the VIE by repurchasing some or all of the senior securities. Otherwise, the underlying collateral will be sold and, if the proceeds are not sufficient to pay the principal amount of the senior securities plus accrued interest and other trust expenses, the Partnership will be required to fund any such shortfall. If we do not fund the shortfall, the default and liquidation provisions will be invoked against us. For each TEBS securitization, our shortfall funding is limited to the stated amount of our residual interest.

The TOB Trusts with Mizuho and Barclays are subject to covenants and requirements under the respective master agreements, primarily related to maintenance of certain levels of partners’ capital, maximum leverage, and the continued listing of our BUCs on a national securities exchange. The TOB Trusts are also subject to margin collateral requirements. We may also be required to post collateral, typically in cash, related to the TOB Trusts with Mizuho and Barclays. The amount of collateral posting required is dependent on the aggregate valuation of the underlying MRBs, taxable MRBs, GILs, taxable GILs and property loans in relation to thresholds set by Mizuho and Barclays.

The willingness of leverage providers to extend financing is dependent on various factors such as their underwriting standards, regulatory requirements, available lending capacity, and existing credit exposure to the Partnership. An inability to access debt financing at an acceptable cost may result in adverse effects on our financial condition and results of operations. There can be no assurance that we will be able to finance additional acquisitions of MRBs, GILs or other investments through additional debt financings. Although the consequences of market and economic conditions and their impact on our ability to pursue our plan to grow through investments in additional MRBs and GILs are not fully known, we do not anticipate that our existing assets will be adversely affected in the long-term.

We set target constraints for each type of financing utilized by us. Those constraints are dependent upon several factors, including the assets being leveraged, the tenor of the leverage program, whether the financing is subject to margin or collateral calls, and the liquidity and marketability of the financed collateral. We use target constraints for each type of financing to manage to an overall maximum 75% leverage level (the “Leverage Ratio”), as established by the Board of Managers of Greystone Manager. The Board of Managers of Greystone Manager retains the right to change the maximum Leverage Ratio in the future based on the consideration of factors the Board of Managers considers relevant. We calculate our Leverage Ratio as total outstanding debt divided by total assets using cost adjusted for paydowns for MRBs, GILs, property loans, taxable MRBs and taxable GILs, and initial cost for deferred financing costs and real estate assets. As of September 30, 2022, our overall Leverage Ratio was approximately 70%.

We actively manage both our fixed and variable rate debt financings and our exposure to changes in market interest rates. Certain leverage sources, such as our TOB Trusts, Secured Notes and one TEBS financing, currently bear interest at variable rates. We may enter into derivative instruments in connection with our risk management activities to protect against rising interest rates, which may include interest rate caps, interest rate swaps, total return swaps, swaptions, futures, options or other available hedging instruments. When possible, we will obtain variable-rate debt financing for our variable-rate investment assets such that we are at least partially hedged against rising interest rates without the need for separate derivative instruments.

In addition to leverage, we may obtain additional capital through the issuance of one or more additional series of preferred units and/or BUCs. We may issue additional series of preferred equity in private placements or public offerings which are registered with the SEC.

Reportable Segments

As of September 30, 2022, we have four reportable segments: (1) Affordable Multifamily MRB Investments, (2) Seniors and Skilled Nursing MRB Investments, (3) Market-Rate Joint Venture Investments, and (4) MF Properties. The Partnership separately reports its consolidation and elimination information because it does not allocate certain items to the segments.

Investment Types

Mortgage Revenue Bonds (“MRBs”)

We invest in MRBs that are issued by state and local governments, their agencies, and authorities to finance the construction or acquisition and rehabilitation of income-producing multifamily rental properties. An MRB does not constitute an obligation of any state or local government, agency or authority and no state or local government, agency or authority is liable on them, nor is the taxing power of any state or local government pledged to the payment of principal or interest on an MRB. An MRB is a non-recourse obligation of the property owner. Each MRB is collateralized by a mortgage on all real and personal property of the secured property. The sole source of the funds to pay principal and interest on an MRB is the net cash flow or the sale or refinancing proceeds from the secured property. We may commit to provide funding for MRBs on a draw-down basis during construction and/or rehabilitation of the secured property.

We expect and believe that the interest received on our MRBs is excludable from gross income for federal income tax purposes. We primarily invest in MRBs that are senior obligations of the secured properties, though we may also invest in subordinate MRBs. The MRBs predominantly bear interest at fixed interest rates and require regular principal and interest payments on either a monthly or semi-annual basis. The majority of our MRBs have initial contractual terms of 15 years or more. MRBs may have optional call dates that may be exercised by the borrower or the Partnership that are earlier than the contractual maturity at either par or premiums to par.

As of September 30, 2022, we own 74 MRBs with an aggregate outstanding principal amount of approximately $688 million. Our MRBs are owned either directly by the Partnership or by consolidated variable interest entities (“VIEs”) associated with our debt financing facilities. Our 74 MRBs are secured by 65 multifamily residential properties containing a total of 10,491 rental units located in 13 states in the United States. One MRB is secured by a mortgage on the ground, facilities, and equipment of a to-be-constructed seniors housing property in Michigan.

The four types of MRBs which we may acquire as investments are as follows:

•
Private activity bonds issued under Section 142(d) of the Internal Revenue Code (“IRC”);

•
Bonds issued under Section 145 of the IRC on behalf of not-for-profit entities qualified under Section 501(c)(3) of the IRC;

•
Essential function bonds issued by a public instrumentality to finance a multifamily residential property owned by such instrumentality; and

•
Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the IRC.

Each of these structures permit the issuance of MRBs under the IRC to finance the construction or acquisition and rehabilitation of affordable rental housing or other not-for-profit commercial property. Under applicable Treasury Regulations, any affordable multifamily residential project financed with tax-exempt MRBs (other than essential function bonds as described in the third bullet above) must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area. Those rental units of the multifamily residential project not subject to tenant income restrictions may be rented at market rates (unless there are restrictions otherwise imposed by the bond issuer or a governmental entity). With respect to private activity bonds issued under Section 142(d) of the IRC, the owner of the multifamily residential project may elect, at the time the MRBs are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size). State and local housing authorities may require additional tenant income or rent restrictions more restrictive than those required by Treasury Regulations. There are no Treasury Regulations related to MRBs that are secured by a commercial property owned by a non-profit sponsor.

The borrowers associated with our MRBs are either syndicated partnerships formed to receive allocations of LIHTCs or not-for-profit entities. LIHTC eligible projects are attractive to developers of affordable housing because it helps them raise equity and debt financing. Under the LIHTC program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing. We do not invest in LIHTCs but are attracted to MRBs that are issued in association with federal LIHTC allocations because they bear interest that we expect and believe is exempt from federal income taxes. To be eligible for federal LIHTCs, a property must either be newly constructed or substantially rehabilitated, and therefore, may be less likely to become functionally obsolete in the near term as compared to an older property. There are various requirements to be eligible for federal LIHTCs, including rent and tenant income restrictions, which vary by property. Our borrowers that are owned by not-for-profit entities typically have missions to provide affordable multifamily rental units to underserved populations in their market areas. The affordable housing properties securing 501(c)(3) bonds also must comply with the IRS safe harbors for tenant incomes and rents.

Governmental Issuer Loans (“GILs”)

We invest in GILs that are issued by state or local governmental authorities to finance the construction of affordable multifamily properties. A GIL does not constitute an obligation of any state or local government, agency or authority and no state or local government, agency or authority is liable for them, nor is the taxing power of any state or local government pledged to the payment of principal or interest on a GIL. Each GIL is secured by a mortgage on all real and personal property of the secured property. The GILs may share first mortgage lien positions with taxable property loans and/or taxable GILs also owned by the Partnership. Sources of the funds to pay principal and interest on a GIL consist of the net cash flow or the sale or refinancing proceeds from the secured property and limited-to-full payment guarantees provided by affiliates of the GIL’s borrower. We may commit to provide funding for GILs on a draw-down basis during construction of the secured properties.

We expect and believe the interest received on our GILs is excludable from gross income for federal income tax purposes. The GILs are senior obligations of the secured properties and bear interest at variable interest rates. The GILs have initial terms of two to four years, though the borrower may prepay all amounts due at any time without penalty. At the closing of each GIL, Freddie Mac, through a servicer, has forward committed to purchase the GIL at maturity at par if the property has reached stabilization and other conditions are met. As of September 30, 2022, an affiliate of Greystone, Greystone Servicing Company LLC, has provided a forward commitment to purchase 11 of the Partnership’s GILs. Greystone Servicing Company LLC will then immediately sell the GILs to Freddie Mac pursuant to a financing commitment between Greystone Servicing Company LLC and Freddie Mac.

As of September 30, 2022, we own 13 GILs with an aggregate outstanding principal amount of approximately $281 million. Our GILs are owned by our consolidated VIEs associated with our debt financing facilities. Such GILs are related to 13 affordable multifamily properties containing a total of 2,419 rental units located in six states in the United States.

The GILs have been issued under Section 142(d) of the IRC and are subject to the same set aside and tenant income restrictions noted in the “Mortgage Revenue Bonds” description above. The borrowers associated with our GILs are syndicated partnerships formed to receive allocations of LIHTCs.

Investments in Unconsolidated Entities

We invest in membership interests in unconsolidated entities, also referred to as JV Equity Investments, for the construction of market-rate multifamily real estate properties. We do not have controlling interests in the JV Equity Investments and account for the membership interests using the equity method of accounting. Our joint venture equity investments are passive in nature. Operational oversight of each property is controlled by our joint venture partner according to the property’s operating agreement. All projects are managed by a property management company affiliated with our joint venture partner. Decisions on when to sell an individual property are made by our joint venture partner based on its view of the local market conditions and current leasing trends.

An affiliate of our joint venture partner provides a guarantee of our preferred return on our equity investment through a date approximately five years after commencement of construction. We account for our joint venture equity investments using the equity method and recognize our preferred return during the hold period. Upon the sale of a property, we will recognize any previously unrecognized preferred return and a gain on sale based on sales proceeds distributed to us. Historically, the majority of our income from our joint venture equity investments is recognized at the time of sale. As a result, we may experience significant income recognition in those quarters when a property is sold and our equity investment is redeemed. As of September 30, 2022, we owned membership interests in ten JV Equity Investments located in three states in the United States. Seven of the ten JV Equity Investments are located in Texas. One JV Equity Investment in San Marcos, Texas is reported as a consolidated VIE.

MF Properties

We have and may acquire controlling interests in multifamily, student or senior citizen residential properties. We plan to operate the MF Properties in order to position ourselves for a future investment in MRBs issued to finance the acquisition and/or rehabilitation of the properties by new owners or until the opportunity arises to sell the MF Properties at what we believe is their optimal fair value.

As of September 30, 2022, we owned two MF Properties containing a total of 859 rental units located in Nebraska and California.

Property Loans

We have made and may make in the future, property loans to finance capital improvements, otherwise support property operations, or fund the construction of properties securing our MRBs and GILs or other property. We may also make taxable property loans that are unsecured.

General Investment Matters

Our investments in unconsolidated entities and MF Properties are considered “Other Investments” under the terms of our Partnership Agreement. Property loans to properties not securing our MRBs and GILs are also considered Other Investments. We may invest in other types of securities and investments that may or may not be secured by real estate that are also considered Other Investments. We may also invest in “Tax Exempt Investments,” other than our MRBs and GILs, such as the PHC Certificates, under the terms of our Partnership Agreement. Such Tax Exempt Investments must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency. Under the terms of the Partnership Agreement, the aggregate value of our Other Investments and Tax-Exempt Investments cannot exceed 25% of our assets at the time of acquisition.

We rely on an exemption from registration under the Investment Company Act of 1940, which has certain restrictions on the types and amounts of securities owned by the Partnership.

Cash Distributions

We currently make quarterly cash distributions to our BUC holders. The Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis, provided that distributions are made at least semi-annually. Regardless of the distribution period selected, cash distributions to BUC holders must be made within 60 days of the end of each such period. The amount of any cash distribution is determined by the General Partner and depends on the amount of interest received on our MRBs, GILs and other investments, our financing costs which are affected by the interest rates we pay on our debt financing, the amount of cash held in our reserves, and other factors that the General Partner considers relevant.

The holders of our Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly. The Series A Preferred Units rank senior to our BUCs and our Series B Preferred Units, and rank on parity with our Series A-1 Preferred Units, with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units. Distributions declared on the Series A Preferred Units are payable quarterly in arrears.

The holders of our Series A-1 Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A-1 Preferred Units, payable quarterly. The Series A-1 Preferred Units rank senior to our BUCs and our Series B Preferred Units, and rank on parity with our Series A Preferred Units, with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A-1 Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A-1 Preferred Units. Distributions declared on the Series A-1 Preferred Units will be payable quarterly in arrears.

RISK FACTORS

An investment in our securities involves risks. Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected. Any adverse effect on our business, financial condition, or operating results could result in a decline in the value of our securities and the loss of all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement. Also, please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we intend to use the net proceeds to us from the sale of any particular offering of securities covered by this prospectus to acquire additional MRBs, GILs, and other investments meeting our investment criteria. Any remaining net proceeds will be used for general business purposes, potentially including reduction in our indebtedness. Any specific allocation of the net proceeds of an offering of securities to a purpose will be determined at the time of the offering and will be described in a prospectus supplement.

THE PARTNERSHIP AGREEMENT

General

The rights and obligations of our Unitholders and the General Partner are set forth in the Partnership Agreement. The following is a summary of the material provisions of the Partnership Agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Partnership Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of the Partnership Agreement upon request at no charge.

Organization and Duration

The Partnership was organized in 1998 and has a perpetual existence.

Purpose

The purpose of the Partnership under the Partnership Agreement is to engage directly in, or enter into or form, hold, and dispose of any corporation, partnership, joint venture, limited liability company, or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Delaware LP Act, and do anything necessary or appropriate to the foregoing. In this regard, the purpose of the Partnership includes, without limitation, the acquisition, holding, selling, and otherwise dealing with MRBs and other instruments backed by multifamily residential properties, and other investments as determined by the General Partner.

Management

Management by General Partner

Under the terms of the Partnership Agreement, the General Partner has full, complete, and exclusive authority to manage and control the business affairs of the Partnership. Such authority specifically includes, but is not limited to, the power to (i) acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the investments of the Partnership, (ii) issue additional Units and other Partnership securities, borrow money, and issue evidences of indebtedness, (iii) apply the proceeds from the sale or the issuance of additional Units or other Partnership securities to the acquisition of additional MRBs (and associated taxable mortgages) and other types of investments meeting the Partnership’s investment criteria, (iv) issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership and its affiliates, (v) issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, and (vi) engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions. The Partnership Agreement provides that the General Partner and its affiliates may and shall have the right to provide goods and services to the Partnership subject to certain conditions. The Partnership Agreement also imposes certain limitations on the authority of the General Partner, including restrictions on the ability of the General Partner to dissolve the Partnership without the consent of a majority in interest of the limited partners.

Other than certain limited voting rights discussed under “– Voting Rights of Unitholders,” the BUC holders do not have any authority to transact business for, or participate in the management of, the Partnership. The only recourse available to BUC holders in the event that the General Partner takes actions with respect to the business of the Partnership with which BUC holders do not agree is to vote to remove the General Partner and admit a substitute general partner. See “– Withdrawal or Removal of the General Partner” below. Holders of the Existing Preferred Units have no voting rights, except for limited voting rights discussed below under “– Voting Rights of Unitholders.”

Change of Management Provisions

The Partnership Agreement contains provisions that are intended to discourage any person or group from attempting to remove the General Partner or otherwise changing the Partnership’s management, and thereby achieve a takeover of the Partnership, without first negotiating such acquisition with the Board of Managers of Greystone. In this regard, the Partnership Agreement provides that if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law. This loss of voting rights will not apply to any person or group that acquires the securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the Board of Managers of Greystone.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value. See “– Withdrawal or Removal of the General Partner” below.

Issuance of Partnership Securities

General

As of the date of this prospectus, other than the interest of the General Partner in the Partnership, our only outstanding Partnership securities are the BUCs, the Series A Preferred Units, and the Series A-1 Preferred Units representing limited partnership interests in the Partnership. The Partnership Agreement provides that the General Partner may cause the Partnership to issue additional Units from time to time on such terms and conditions as it shall determine. In addition, subject to certain approval rights of the holders of our Existing Preferred Units for issuances adversely affecting the Existing Preferred Units, the Partnership Agreement authorizes the General Partner to issue additional limited partnership interests and other Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner without the approval of Unitholders.

It is possible that we will fund acquisitions of our investments and other business operations through the issuance of additional BUCs, preferred units, or other equity securities. The holders of Units do not have a preemptive right to acquire additional BUCs, preferred units, or other Partnership securities. All limited partnership interests issued pursuant to and in accordance with the Partnership Agreement are considered fully paid and non-assessable limited partnership interests in the Partnership.

BUCs

Our BUCs are beneficial unit certificates that represent assignments by the initial limited partner of its entire limited partner interest in the Partnership. Although BUC holders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Partnership Agreement and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits, and cash distributions, as if they were limited partners of the Partnership.

The BUCs are issued in registered form only and, except as noted below, are freely transferable. Through the close of trading on December 2, 2022, the BUCs were listed on the NASDAQ Global Select Market under the symbol “ATAX.” On November 22, 2022, we announced the BUCs were approved for listing on the NYSE, and effective upon the opening of trading on December 5, 2022, the BUCs will trade on the NYSE under the symbol “GHI.” In connection with the listing of the BUCs on the NYSE, from and after December 5, 2022, our name will be Greystone Housing Impact Investors LP.

A purchaser of BUCs will be recognized as a BUC holder for all purposes on the books and records of the Partnership on the day on which the General Partner (or other transfer agent appointed by the General Partner) receives satisfactory evidence of the transfer of the BUCs. All BUC holder rights, including voting rights, rights to receive distributions, and rights to receive reports, and all allocations in respect of BUC holders, including allocations of income and expenses, will vest in, and be allocable to, BUC holders as of the close of business on such day. American Stock Transfer & Trust Company, LLC, of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the BUCs.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which BUCs are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that limited partners (including BUC holders) will be treated as limited partners for federal income tax purposes.

Series A Preferred Units

Holders of the Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A Preferred Units are entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series A Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A Preferred Units rank senior to the BUCs, the Series B Preferred Units, and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, on parity with the Series A-1 Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units. The Series A Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the sixth anniversary of the closing of the sale of Series A Preferred Units to a holder thereof, and upon each anniversary thereafter, each holder of Series A Preferred Units will have the right to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A

Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series A Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

The Partnership does not intend in the future to issue any additional units of the currently existing series of preferred units designated as “Series A Preferred Units,” although the Partnership may, in the future, create and issue units of one or more new sub-series of Series A Preferred Units.

Holders of Series A Preferred Units have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series A Preferred Units.

Series A-1 Preferred Units

Holders of the Series A-1 Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A-1 Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A-1 Preferred Units will be entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series A-1 Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A-1 Preferred Units rank senior to the BUCs, the Series B Preferred Units, and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A-1 Preferred Units, on parity with the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A-1 Preferred Units. The Series A-1 Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the sixth anniversary of the closing of a holder’s purchase of Series A-1 Preferred Units by a holder thereof, and upon each anniversary thereafter, each holder of Series A-1 Preferred Units will have the right to redeem, in whole or in part, the Series A-1 Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series A-1 Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series A-1 Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

No Series A-1 Preferred Units shall be issued by the Partnership if the sum of the original Series A Preferred Units purchase price for all issued and outstanding Series A Preferred Units, plus the original Series A-1 Preferred Units purchase price for all issued and outstanding Series A-1 Preferred Units, inclusive of the Series A-1 Preferred Units intended to be issued by the Partnership to the purchaser of Series A-1 Preferred Units, will exceed $150,000,000 on the date of issuance.

Holders of Series A-1 Preferred Units will have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series A Preferred Units.

Series B Preferred Units

Holders of the Series B Preferred Units will be entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.40% per annum of the $10.00 per unit purchase price of the Series B Preferred Units, payable quarterly. In the event of any liquidation, dissolution, or winding up of the Partnership, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of any other class or series of limited partnership interest ranking junior to the Series B Preferred Units, the holders of the Series B Preferred Units will be entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series B Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series B Preferred Units rank senior to the BUCs and to any other class or series of Partnership interests or securities that is not expressly made senior to or on parity with the Series B Preferred Units, and junior to our Series A Preferred Units, Series A-1 Preferred Units, and any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series B Preferred Units. The Series B Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.

Upon the eighth anniversary of the closing of a holder’s purchase of Series B Preferred Units, and upon each anniversary thereafter, each holder of Series B Preferred Units will have the right to redeem, in whole or in part, the Series B Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions. In addition, for a period of 60 days after any date on which the General Partner determines that the ratio of the aggregate market value of the issued and outstanding BUCs as of the close of business, New York time, on any date to the aggregate value of the issued and outstanding Series A Preferred Units and Series A-1 Preferred Units, as shown on the Partnership’s financial statements, on that same date has fallen below 1.0 and has remained below 1.0 for a period of 15 consecutive business days, each holder of Series B Preferred Units will have the right, but not the obligation, to cause the Partnership to redeem, in whole or in part, the Series B Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.

Holders of Series B Preferred Units will have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series B Preferred Units.

As of the date of this prospectus, there are no Series B Preferred Units issued and outstanding.

Cash Distributions

General

The Partnership Agreement provides that all Net Interest Income generated by the Partnership that is not contingent interest will be distributed 99% to the limited partners and BUC holders as a class and 1% to the General Partner. During the years ended December 31, 2021 and 2020, the General Partner received total distributions of Net Interest Income of approximately $177,800 and $191,100, respectively. In addition, the Partnership Agreement provides that the General Partner is entitled to 25% of Net Interest Income representing contingent interest up to a maximum amount equal to 0.9% per annum of the principal amount of all mortgage bonds held by the Partnership, as the case may be.

Interest Income of the Partnership includes all cash receipts, except for (i) capital contributions, (ii) Residual Proceeds (defined below), or (iii) the proceeds of any loan or the refinancing of any loan. “Net Interest Income” of the Partnership means all Interest Income plus any amount released from the Partnership’s reserves for distribution, less expenses and debt service payments and any amount deposited in reserve or used or held for the acquisition of additional investments.

The Partnership Agreement provides that Net Residual Proceeds (whether representing a return of principal or contingent interest) will be distributed 100% to the limited partners and BUC holders as a class, except that 25% of Net Residual Proceeds representing contingent interest will be distributed to the General Partner until it receives a maximum amount per annum (when combined with all distributions to it of Net Interest Income representing contingent interest during the year) equal to 0.9% of the principal amount of the Partnership’s mortgage bonds. Under the terms of the Partnership Agreement, “Residual Proceeds” means all amounts received by the Partnership upon the sale of any asset or from the repayment of principal of any bond. “Net Residual Proceeds” means, with respect to any distribution period, all Residual Proceeds received by the Partnership during such distribution period, plus any amounts released from reserves for distribution, less all expenses that are directly attributable to the sale of an asset, amounts used to discharge indebtedness, and any amount deposited in reserve or used or held for the acquisition of investments. Notwithstanding its authority to invest Residual Proceeds in additional investments, the General Partner does not intend to use this authority to acquire additional investments indefinitely without distributing Net Residual Proceeds to the limited partners and BUC holders. Rather, it is designed to afford the General Partner the ability to increase the income-generating investments of the Partnership in order to potentially increase the Net Interest Income from, and value of, the Partnership.

The General Partner received total distributions of Net Interest Income representing contingent interest and Net Residual Proceeds of approximately $2.6 million and zero during each of the years ended December 31, 2021 and 2020, respectively.

With respect to the cash available for distribution to the limited partners, and subject to the preferential rights of the holders of any class or series of our Partnership securities ranking senior to such securities with respect to distribution rights, holders of Series A Preferred Units and Series A-1 Preferred Units are each entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units or Series A-1 Preferred Units, as applicable, payable quarterly, and holders of the Series B Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.40% per annum of the $10.00 per unit purchase price of the Series B Preferred Units, payable quarterly. With respect to the payment of distributions, our Units have the following rankings: (i) Series A Preferred Units and Series A-1 Preferred Units, which are on parity to each other, but which are senior to; (ii) the Series B Preferred Units, which, along with the Series A Preferred Units and Series A-1 Preferred Units, are senior to; (iii) our BUCs.

Distributions Upon Liquidation

Upon the dissolution of the Partnership, the proceeds from the liquidation of its assets will be first applied to the payment of the obligations and liabilities of the Partnership and the establishment of any reserves therefor as the General Partner determines to be necessary, and then distributed to the partners (including both the General Partner and limited partners) and Unitholders in proportion to, and to the extent of, their respective capital account balances, and then in the same manner as Net Residual Proceeds. With respect to the liquidation proceeds available for distribution to the limited partners, the holders of each series of Existing Preferred Units are each entitled to a liquidation preference in an amount equal to $10.00 per preferred unit, as applicable, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution. With respect to distributions upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, our Units have the following rankings: (i) Series A Preferred Units and Series A-1 Preferred Units, which are on parity to each other, but which are senior to; (ii) the Series B Preferred Units, which, along with the Series A Preferred Units and Series A-1 Preferred Units, are senior to; (iii) our BUCs.

Timing of Cash Distributions

The Partnership currently makes quarterly cash distributions to BUC holders. However, the Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis provided that distributions are made at least semiannually. Regardless of the distribution period selected by the General Partner, cash distributions to BUC holders must be made within 60 days of the end of each such period. Distributions declared on the Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units are payable quarterly in arrears.

Allocation of Income and Losses

Income and losses from operations will be allocated 99% to the limited partners and BUC holders as a class and 1% to the General Partner. Income arising from a sale of or liquidation of the Partnership’s assets will be first allocated to the General Partner in an amount equal to the Net Residual Proceeds or liquidation proceeds distributed to the General Partner from such transaction, and the balance will be allocated to the limited partners and Unitholders as a class. Losses from a sale of a property or from a liquidation of the Partnership will be allocated among the partners in the same manner as the Net Residual Proceeds or liquidation proceeds from such transaction are distributed.

Determination of Allocations to Unitholders

Income and losses will be allocated on a monthly basis to the Unitholders of record as of the last day of a month. If a Unitholder is recognized as the record holder of Units on such date, such Unitholder will be allocated all income and losses for such month.

Cash distributions will be made to the BUC holders of record as of the last day of each distribution period. If the Partnership recognizes a transfer prior to the end of a distribution period, the transferee will be deemed to be the holder for the entire distribution period and will receive the entire cash distribution for such period. Accordingly, if the General Partner selects a quarterly or semiannual distribution period, the transferor of BUCs during such a distribution period may be recognized as the record holder of the BUCs at the end of one or more months during such period and be allocated income or losses for such months but not be recognized as the record holder of the BUCs at the end of the period and, therefore, not be entitled to a cash distribution for such period. Distributions to the holders of Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units are made quarterly in arrears on the 15th day of the first month of each calendar quarter.

The General Partner retains the right to change the method by which income and losses of the Partnership will be allocated between buyers and sellers of Units during a distribution period based on consultation with tax counsel and accountants. However, no change may be made in the method of allocation of income or losses without written notice to the Unitholders at least 10 days prior to the proposed effectiveness of such change unless otherwise required by law.

Payments to the General Partner

Fees

In addition to its share of Net Interest Income and Net Residual Proceeds and reimbursement for expenses, the General Partner is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the MRBs, other investments, and taxable mortgage loans held by the Partnership. In general, the administrative fee is payable by the owners of the properties financed by the MRBs held by the Partnership, but is subordinate to the payment of all base interest to the Partnership on the bonds. The General Partner may seek to negotiate the payment of the administrative fee in connection with the acquisition of additional MRBs by the Partnership by the owner of the financed property or by another third party. However, the Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by a third party. In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

Reimbursement of Expenses

In addition to the cash distributions and fee payments to the General Partner described above, the Partnership will reimburse the General Partner or its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred in connection with the business of the Partnership, direct out-of-pocket fees, expenses, and charges paid to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing, and public relations services, expenses of preparing and distributing reports to limited partners and BUC holders, an allocable portion of the salaries and fringe benefits of non-officer employees of the general partner of the General Partner, insurance premiums (including premiums for liability insurance that will cover the Partnership and the General Partner), the cost of compliance with all state and federal regulatory requirements and stock exchange listing fees and charges, and other payments to third parties for services rendered to the Partnership. The General Partner will also be reimbursed for any expenses it incurs acting as the partnership representative (or tax matters partner) for tax purposes for the Partnership. The Partnership will not reimburse the General Partner or its affiliates for the travel expenses of the president of the general partner of the General Partner or for any items of general overhead. The Partnership will not reimburse the General Partner or its general partner for any salaries or fringe benefits of any of the executive officers of the general partner of the General Partner. The annual report to Unitholders is required to itemize the amounts reimbursed to the General Partner and its affiliates.

Payments for Goods and Services

The Partnership Agreement provides that the General Partner and its affiliates may provide goods and services to the Partnership. The provision of any goods and services by the General Partner or its affiliates to the Partnership must be part of their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership, and such goods and services shall be reasonable for and necessary to the Partnership, shall actually be furnished to the Partnership, and shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services for comparable goods and services by independent parties in the same geographic location. All goods and services provided by the General Partner or any affiliates must be rendered pursuant to the terms of the Partnership Agreement or a written contract containing a clause allowing termination without penalty on 60 days’ notice to the General Partner by the vote of the majority in interest of the BUC holders. Any payment made to the General Partner or any affiliate for goods and services must be fully disclosed to all limited partners and BUC holders. The General Partner does not currently provide goods and services to the Partnership other than its services as General Partner. If the Partnership acquires ownership of any property through foreclosure of an MRB, the General Partner or an affiliate may provide property management services for such property and, in such case, the Partnership will pay such party its fees for such services. Under the Partnership Agreement, such property management fees may not exceed the lesser of (i) the fees charged by unaffiliated property managers in the same geographic area, or (ii) 5% of the gross revenues of the managed property.

Liability of Partners and Unitholders

Under the Delaware LP Act and the terms of the Partnership Agreement, the General Partner will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership. However, the Partnership Agreement provides that the General Partner has no liability to the Partnership for any act or omission reasonably believed to be within the scope of authority conferred by the Partnership Agreement and in the best interest of the Partnership. The Partnership Agreement also provides that, except as otherwise expressly set forth in the Partnership Agreement, the General Partner does not owe any fiduciary duties to the limited partners and BUC holders. Therefore, Unitholders may have a more limited right of action against the General Partner than they would have absent those limitations in the Partnership Agreement. The Partnership Agreement also provides for indemnification of the General Partner and its affiliates by the Partnership for certain liabilities that the General Partner and its affiliates may incur in connection with the business of the Partnership; provided that no indemnification will be available to the General Partner and/or its affiliates if there has been a final judgment entered by a court determining that the General Partner’s and/or affiliate’s conduct for which indemnification is requested constitutes fraud, bad faith, gross negligence, or willful misconduct. To the extent that the provisions of the Partnership Agreement include indemnification for liabilities arising under the Securities Act of 1933, as amended, such provisions are, in the opinion of the SEC, against public policy and, therefore, unenforceable.

No Unitholder will be personally liable for the debts, liabilities, contracts, or any other obligations of the Partnership unless, in addition to the exercise of his or her rights and powers as a Unitholder, he or she takes part in the control of the business of the Partnership. It should be noted, however, that the Delaware LP Act prohibits a limited partnership from making a distribution that causes the liabilities of the limited partnership to exceed the fair value of its assets. Any limited partner who receives a distribution knowing that the distribution was made in violation of this provision of the Delaware LP Act is liable to the limited partnership for the amount of the distribution. This provision of the Delaware LP Act likely applies to Unitholders. In any event, the Partnership Agreement provides that to the extent our initial limited partner is required to return any distributions or repay any amount by law or pursuant to the Partnership Agreement, each BUC holder who has received any portion of such distributions is required to repay his or her proportionate share of such distribution to our initial limited partner immediately upon notice by the initial limited partner to such BUC holder. Furthermore, the Partnership Agreement allows the General Partner to withhold future distributions to BUC holders until the amount so withheld equals the amount required to be returned by the initial limited partner. Because BUCs are transferable, it is possible that distributions may be withheld from a BUC holder who did not receive the distribution required to be returned.

Voting Rights of Unitholders

The Partnership Agreement provides that the initial limited partner will vote its limited partnership interests as directed by the BUC holders. Accordingly, except as described below regarding a person or group owning 20% or more of any class of Partnership securities then outstanding, the BUC holders, by vote of a majority in interest of the outstanding BUCs, may:

(i)
amend the Partnership Agreement (provided that the concurrence of the General Partner is required for any amendment that modifies the compensation or distributions to which the General Partner is entitled or that affects the duties of the General Partner);

(ii)
approve or disapprove the sale or other disposition of all or substantially all of the Partnership’s assets in a single transaction (provided that, the General Partner may sell the last property owned by the Partnership without such consent);

(iii)
dissolve the Partnership;

(iv)
elect a successor general partner; and

(v)
terminate an agreement under which the General Partner provides goods and services to the Partnership.

In addition, subject to the provisions of the Partnership Agreement regarding removal of the General Partner (described below), the BUC holders holding at least 66 2/3% of the outstanding BUCs may remove the General Partner.

Each limited partner and BUC holder that has voting rights under the Partnership Agreement is entitled to cast one vote for each unit of limited partnership interest such person owns. However, if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law. This loss of voting rights will not apply to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the board of managers of the general partner of the General Partner.

The holders of Existing Preferred Units have no voting rights under the Partnership Agreement, except with respect to any amendment to the Partnership Agreement that would have a material adverse effect on the existing terms of the applicable series of Existing Preferred Units and with respect to the creation or issuance of any Partnership securities that are senior to any such Existing Preferred Units. Other than as set forth above, the holders of Existing Preferred Units have no voting rights under the Partnership Agreement on any matter that may come before the BUC holders for a vote. The approval of any of the matters for which the Existing Preferred Units have voting rights requires the affirmative vote or consent of the holders of a majority of the outstanding applicable series of Existing Preferred Units. For any matter described in this paragraph for which the Existing Preferred Unit holders are entitled to vote, such holders are entitled to one vote for each such Existing Preferred Unit held.

The General Partner may at any time call a meeting of the limited partners and BUC holders, call for a vote without a meeting of the limited partners and BUC holders, or otherwise solicit the consent of the limited partners and BUC holders, and is required to call such a meeting or vote or solicit consents following receipt of a written request therefor signed by 10% or more in interest of the outstanding limited partnership interests. The Partnership does not intend to hold annual or other periodic meetings of any of the Partnership’s Unitholders.

Reports

Within 120 days after the end of the fiscal year, the General Partner will distribute a report to Unitholders that shall include (i) financial statements of the Partnership for such year that have been audited by the Partnership’s independent public accountant, (ii) a report of the activities of the Partnership during such year, and (iii) a statement (which need not be audited) showing distributions of Net Interest Income and Net Residual Proceeds. The annual report will also include a detailed statement of the amounts of fees and expense reimbursements paid to the General Partner and its affiliates by the Partnership during the fiscal year.

Within 60 days after the end of the first three quarters of each fiscal year, the General Partner will distribute a report that shall include (i) unaudited financial statements of the Partnership for such quarter, (ii) a report of the activities of the Partnership during such quarter, and (iii) a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter. With respect to both the annual and quarterly reports described above, the filing of the Partnership’s annual and quarterly reports on Forms 10-K and 10-Q with the SEC are deemed to satisfy the foregoing report delivery obligations.

The Partnership will also provide Unitholders with a report on Form K-1 or other information required for federal and state income tax purposes within 75 days of the end of each year.

Withdrawal or Removal of the General Partner

The General Partner may not withdraw voluntarily from the Partnership or sell, transfer, or assign all or any portion of its interest in the Partnership unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement. With the consent of a majority in interest of the BUC holders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the limited partners and BUC holders in the Partnership are not reduced thereby. The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware LP Act with respect to admission of an additional general partner. In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the majority in interest of the BUC holders, the Partnership Agreement requires, among other things, that (i) such person agree to and execute the Partnership Agreement, and (ii) counsel for the Partnership or the General Partner (or any of the General Partner’s affiliates) renders an opinion that such person’s admission would not result in the loss of limited liability of any limited partner or BUC holder or cause the Partnership or any of its affiliates to be taxed as a corporation or other entity under U.S. federal tax law.

With respect to the removal of the General Partner, the Partnership Agreement provides that the General Partner may not be removed unless that removal is approved by a vote of the holders of not less than 66 2/3% of the outstanding BUCs, including BUCs held by the General Partner and its affiliates, voting together as a single class, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner also will be subject to the approval of a successor general partner by the vote of a majority in interest of the outstanding BUCs voting as a single class.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value. This fair market value will be determined by agreement between the departing General Partner and the successor general partner. If no such agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and successor general partner will determine the fair market value. If the departing General Partner and successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the option described above is not exercised, the departing General Partner’s interest and general partner distribution rights will automatically convert into BUCs equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described above.

The Partnership Agreement also provides that if the General Partner is removed as the Partnership’s general partner under circumstances where cause does not exist and the BUCs held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interest and its general partner distribution rights under the Partnership Agreement into BUCs or receive cash in exchange for those interests from the Partnership.

Effect of Removal, Bankruptcy, Dissolution, or Withdrawal of the General Partner

In the event of a removal, bankruptcy, dissolution, or withdrawal of the General Partner, it will cease to be the General Partner but will remain liable for obligations arising prior to the time it ceases to act in that role. The former General Partner’s interest in the Partnership will be converted into a limited partner interest having the same rights to share in the allocations of income and losses of the Partnership and distributions of Net Interest Income, Net Residual Proceeds and cash distributions upon liquidation of the Partnership as it did as General Partner. Any successor general partner shall have the option, but not the obligation, to acquire all or a portion of the interest of the removed General Partner at its then fair market value. The Partnership Agreement bases the fair market value of the General Partner’s interest on the present value of its future administrative fees and distributions of Net Interest Income plus any amount that would be paid to the removed General Partner upon an immediate liquidation of the Partnership. Any disputes over valuation in connection with an option exercised by the successor general partner would be settled by the successor general partner and removed General Partner through arbitration.

Amendments

Amendments to the Partnership Agreement may be proposed by the General Partner or by the limited partners holding 10% or more of the outstanding limited partnership interests. In order to adopt a proposed amendment, other than the amendments discussed below which may be approved solely by the General Partner, the General Partner must seek approval of the holders of the required number of BUCs to approve the amendment, whether by written consent or pursuant to a meeting of the BUC holders to consider and vote upon the proposed amendment.

In addition to amendments to the Partnership Agreement adopted by the BUC holders, the Partnership Agreement may be amended by the General Partner, without the consent of the Unitholders, in certain respects if such amendments are not materially adverse to the interest of the Unitholders, to reflect the following:

•
to change the name of the Partnership, the location of its principal place of business, its registered agent, or its registered office;

•
to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner in the Partnership Agreement;

•
to change the fiscal year or taxable year of the Partnership and any other changes the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year;

•
to cure any ambiguity or correct or supplement any provision of the Partnership Agreement which may be inconsistent with the intent of the Partnership Agreement, if such amendment is not materially adverse to the interests of the limited partners and BUC holders in the sole judgment of the General Partner;

•
to amend any provision the General Partner determines to be necessary or appropriate to satisfy any judicial authority or any order, directive, or requirement contained in any federal or state statute, or to facilitate the trading of Units or comply with the rules of any national securities exchange on which the BUCs are traded;

•
to amend any provision the General Partner determines to be necessary or appropriate to ensure the Partnership will be treated as a partnership, and that each BUC holder and limited partner will be treated as a limited partner, for federal income tax purposes;
•
to reflect the withdrawal, removal, or admission of partners;

•
to provide for any amendment necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the General Partner, or their managers, directors, officers, trustees, or agents from being subject to the Investment Company Act of 1940, the Investment Advisers Act of 1940, or the “plan asset” regulations under ERISA;

•
to effectuate any amendment to the Partnership Agreement or the Partnership’s certificate of limited partnership that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership securities; and

•
any other amendments substantially similar to any of the foregoing.

However, notwithstanding the foregoing, any amendment to the Partnership Agreement that (i) would have a material adverse effect on the existing terms of the Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, or (ii) creates Partnership securities senior to any of the Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, must be approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Units, Series A-1 Preferred Units, or Series B Preferred Units, as applicable, voting as a separate class.

Dissolution and Liquidation

The Partnership will continue in existence until dissolved under the terms of the Partnership Agreement. The Partnership will dissolve upon:

(i)
the passage of 90 days following the bankruptcy, dissolution, withdrawal, or removal of a general partner who is at that time the sole general partner, unless all of the remaining partners entitled to vote (it being understood that for purposes of this provision the initial limited partner shall vote as directed by a majority in interest of the BUC holders) agree in writing to continue the business of the Partnership and a successor general partner is designated within such 90-day period;

(ii)
the election by a majority in interest of the BUC holders or by the General Partner (subject to the consent of a majority in interest of the BUC holders) to dissolve the Partnership; or

(iii)
any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Upon dissolution of the Partnership, its assets will be liquidated and after the payment of its obligations and the setting up of any reserves for contingencies that the General Partner considers necessary, any proceeds from the liquidation will be distributed as set forth under “– Distributions Upon Liquidation” above.

Designation of Partnership Representative

The General Partner has been designated as the Partnership’s partnership representative (or “tax matters partner”) for purposes of federal income tax audits pursuant to the Internal Revenue Code and the regulations thereunder. Each Unitholder agrees to execute any documents that may be necessary or appropriate to maintain such designation.

Tax Elections

Under the Partnership Agreement, the General Partner has the exclusive authority to make or revoke any tax elections on behalf of the Partnership.

Books and Records

The books and records of the Partnership shall be maintained at the office of the Partnership located at 14301 FNB Parkway, Suite 211, Omaha, Nebraska 68154, and shall be available there during ordinary business hours for examination and copying by any Unitholder or his or her duly authorized representative. The records of the Partnership will include, among other records, a list of the names and addresses of all Unitholders, and Unitholders will have the right to secure, upon written request to the General Partner and payment of reasonable expenses in connection therewith, a list of the names and addresses of, and the number of Units held by, all Unitholders.

Accounting Matters

The fiscal year of the Partnership is the calendar year. The books and records of the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

Other Activities

The Partnership Agreement allows the General Partner and its affiliates to engage generally in other business ventures and provides that limited partners and BUC holders will have no rights with respect thereto by virtue of the Partnership Agreement. In addition, the Partnership Agreement provides that an affiliate of the General Partner may acquire and hold debt securities or other interests secured by a property that also secures an MRB held by the Partnership, provided that such MRB is not junior or subordinate to the interest held by such affiliate.

Derivative Actions

The Partnership Agreement provides that a BUC holder may bring a derivative action on behalf of the Partnership to recover a judgment to the same extent as a limited partner has such rights under the Delaware LP Act. The Delaware LP Act provides for the right to bring a derivative action, although it authorizes only a partner of a partnership to bring such an action. There is no specific judicial or statutory authority governing the question of whether an assignee of a partner (such as a BUC holder) has the right to bring a derivative action where a specific provision exists in the Partnership Agreement granting such rights. Furthermore, there is no express statutory authority for a limited partner’s class action in Delaware, and whether a class action may be brought by Unitholders to recover damages for breach of the General Partner’s duties in Delaware state courts is unclear.

DESCRIPTION OF THE BENEFICIAL UNIT CERTIFICATES

Beneficial Unit Certificates

Our BUCs are beneficial unit certificates that represent assignments by the initial limited partner of its entire limited partner interest in the Partnership. Although BUC holders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Partnership Agreement and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits, and cash distributions, as if they were limited partners of the Partnership.

For a description of the rights and privileges of the holders of our BUCs and the Partnership’s limited partners, including, among others things, rights to distributions, voting rights, and rights to receive reports, see “The Partnership Agreement” above.

Transfers of BUCs

The BUCs are issued in registered form only and, except as noted below, are freely transferable. Through the close of trading on December 2, 2022, the BUCs were listed on the NASDAQ Global Select Market under the symbol “ATAX.” On November 22, 2022, we announced the BUCs were approved for listing on the NYSE, and effective upon the opening of trading on December 5, 2022, the BUCs will trade on the NYSE under the symbol

“GHI.” In connection with the listing of the BUCs on the NYSE, from and after December 5, 2022, our name will be Greystone Housing Impact Investors LP.

A purchaser of BUCs will be recognized as a BUC holder for all purposes on the books and records of the Partnership on the day on which the General Partner (or other transfer agent appointed by the General Partner) receives satisfactory evidence of the transfer of the BUCs. All BUC holder rights, including voting rights, rights to receive distributions, and rights to receive reports, and all allocations in respect of BUC holders, including allocations of income and expenses, will vest in, and be allocable to, BUC holders as of the close of business on such day. American Stock Transfer & Trust Company, LLC, of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the BUCs.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which BUCs are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that limited partners (including BUC holders) will be treated as limited partners for federal income tax purposes.

DESCRIPTION OF PREFERRED UNITS

Our Partnership Agreement authorizes the General Partner to issue preferred units in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner without the approval of Unitholders, including, among others:

•
distribution rights;

•
voting rights;

•
redemption rights and terms of redemption;

•
conversion rights; and

•
liquidation preferences.

The rights, preferences, privileges, and restrictions of the preferred units of each class or series will be fixed by a certificate of designations set forth in an amendment to the Partnership Agreement relating to each class or series. We will set forth in the applicable prospectus supplement a description of the terms of any preferred units issued by us that may be offered and sold pursuant to this prospectus, including, among others:

•
the maximum number of units in the class or series and the distinctive designation;

•
the rights to share in Partnership distributions;

•
the terms on which the units may be redeemed, if at all;

•
the rights of the class or series upon dissolution and liquidation of the Partnership;

•
the terms of any retirement or sinking fund, if any, for the purchase or redemption of the units of the class or series;

•
the terms and conditions, if any, on which the units of the class or series will be convertible into, or exchangeable for, units of any other class or series of securities;

•
the voting rights, if any, on the units of the class or series; and

•
any or all other preferences and relative, participating, operational, or other special rights or qualifications, limitations, or restrictions of the units.

As of the date of this prospectus, we had three series of preferred units authorized for issuance under the Partnership Agreement, namely the Series A Preferred Units, Series A-1 Preferred Units, and Series B Preferred Units. As of the date hereof, the only series of preferred units of which we had issued and outstanding units were the Series A Preferred Units and Series A-1 Preferred Units. None of the Existing Preferred Units are listed on any national securities exchange. There is no established trading market for our Existing Preferred Units and we do not expect a market to develop. For descriptions of the rights, preferences, privileges, and restrictions of the Existing Preferred Units, see “The Partnership Agreement – Issuance of Partnership Securities – Series A Preferred Units; – Series A-1 Preferred Units; and – Series B Preferred Units” beginning on page 12 above, which descriptions are incorporated by reference herein.

The description of Existing Preferred Units in this prospectus and the description of the terms of a particular series of preferred units in the prospectus supplement are not complete. You should refer to the applicable certificate of designations set forth in the applicable amendment to our Partnership Agreement for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the particular series of preferred units.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities under one or more separate indentures between us and Wilmington Trust, National Association, as trustee, or as otherwise named in an applicable supplement to this prospectus. Following the execution of any indenture, the indenture will be filed with the SEC and incorporated by reference in the registration statement of which this prospectus is a part.

The following summary describes certain material terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in the applicable supplement to this prospectus. You should read the applicable indenture for more details regarding the provisions of particular debt securities.

General

The debt securities will be our direct obligations, which may be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more indentures. Senior securities and subordinated securities may be issued pursuant to separate indentures, in each case between us and a trustee, which may be the same indenture trustee, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made under this heading relating to the debt securities and the indentures are summaries of their provisions, do not purport to be complete and are qualified in their entirety by reference to the indentures and the debt securities.

Terms

The indebtedness represented by the senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by subordinated securities will be subordinated in right of payment to the prior payment in full of our senior securities. The particular terms of the debt securities offered by us will be described in one or more supplements to this prospectus, along with any applicable federal income tax considerations unique to such debt securities. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus.

Except as set forth in any prospectus supplement, our debt securities may be issued without limits as to aggregate principal amount, in one or more series, in each case as established from time to time by us or as set forth in the applicable indenture. The terms of each series of our debt securities will be established by or pursuant to a resolution of the Board of Managers of Greystone Manager and set forth or determined in the manner provided in a resolution of the Board of Managers, in an officer’s certificate or by a supplemental indenture. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series.

Any indenture trustee under an indenture may resign or be removed with respect to one or more series of debt securities as provided in the applicable indenture and a successor indenture trustee will be appointed to act with respect to such series.

The following sets forth certain general terms and provisions of the indentures and the debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of those debt securities, including the following specific terms:

•
the title of the debt securities and whether the debt securities are secured, unsecured, senior securities or subordinated securities;

•
the aggregate principal amount of the debt securities and any limit on such aggregate principal amount;

•
the price (expressed as a percentage of the principal amount of the series) at which the debt securities will be issued and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of the maturity of the debt securities, or (if applicable) the portion of the principal amount of the debt securities that is convertible into depositary units or preferred units, or the method by which any such portion shall be determined;

•
if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Units receivable on conversion;

•
the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•
the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which the debt securities will bear interest, if any;

•
the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the record dates for interest payment dates, or the method by which the record dates shall be determined, the persons to whom interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•
the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us with respect to the debt securities and the applicable indenture may be served;

•
the period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

•
our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

•
whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula, or other method (which index, formula, or method may, but need not, be based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

•
whether the debt securities will be issued in certificated or book-entry form and, if so, the identity of the depositary for such securities;

•
whether such debt securities will be in registered form and, if in registered form, the denominations thereof if other than minimum denominations of $1,000 and any integral multiple thereof;

•
the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or set forth in the applicable prospectus supplement and indenture, or any modification thereof;

•
whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment;

•
any deletions from, modifications of, or additions to the events of default or our covenants, to the extent different from those described in this prospectus, and any change in the right of any trustee or any of the holders to declare the principal amount of any debt securities due and payable;

•
the provisions, if any, relating to the security provided for the debt securities; and

•
any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

If so provided in the applicable prospectus supplement, our debt securities may be issued at a discount below their principal amount and provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity of such debt securities. In such cases, any special U.S. federal income tax, accounting and other considerations applicable to the securities will be described in the applicable prospectus supplement.

Except as may be set forth in any prospectus supplement, neither our debt securities nor the applicable indenture will contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control, regardless of whether the indebtedness, transaction or change of control is initiated or supported by us, any of our affiliates or any other party.

Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in minimum denominations of $1,000 and integral multiples thereof.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the applicable indenture trustee, except, that, at our option, payment of interest may be made by check mailed to the address of the person entitled to payment of interest as it appears in the applicable register for the debt securities.

Our debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated by us for such purpose. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, our debt securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable indenture trustee or at the office of any registrar designated by us for such purpose. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable indenture trustee or registrar. Except as may be set forth in any prospectus supplement, no service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of any transfer or exchange. If the applicable prospectus supplement refers to any registrar (in addition to the applicable indenture trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such registrar or approve a change in the location through which any registrar acts, except that we will be required to maintain a transfer agent in each place of payment for such series.

We may at any time designate additional registrars with respect to any series of debt securities.

Neither we nor any indenture trustee shall be required (1) to issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the delivery of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the delivery, or (2) to register the transfer of or exchange any debt security, or portion of the debt security, selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Merger, Consolidation, or Sale of Assets

The applicable indenture will provide that we may, without the consent of the holders of any outstanding debt securities, consolidate with, or sell, lease or convey all or substantially all of our or its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than the Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, is organized under the laws of any domestic jurisdiction and expressly assumes by supplemental indenture our obligations to pay principal of (and premium, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture; (b) immediately after the transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, exists; and (c) an officers’ certificate and legal opinion covering these conditions shall be delivered to the applicable indenture trustee.

Unless otherwise provided in the applicable indenture and set forth in the applicable prospectus supplement, the applicable indenture will provide that these conditions will not apply or be required to be complied with in connection with any merger or consolidation or sale, assignment, transfer, conveyance of all or substantially all of our assets to a wholly owned subsidiary, provided that if we are not the surviving entity of the transaction, the surviving entity complies with clauses (a) and (c) of the immediately preceding paragraph.

Covenants

Covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. To the extent we issue subordinated debt securities, they will also be contractually subordinated to any senior debt securities or other senior indebtedness that we may issue. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of any event of default, we may not make any payment on the subordinated debt securities until either we have paid all senior indebtedness or the acceleration is rescinded.

If we experience a bankruptcy, dissolution, or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

Events of Default, Notice and Waiver

Unless otherwise set forth in the applicable prospectus supplement, each indenture will provide that the following events are “Events of Default” with respect to any series of debt securities:

(1)
default for 30 days in the payment of any installment of interest on any debt security of that series or in the performance of certain covenants contained in the indenture;

(2)
default in the payment of principal of (or premium, if any, on) any debt security of the series at its maturity upon redemption or otherwise;

(3)
default in the performance or breach of any other covenant contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued under the indenture other than such series), continued for 60 days after written notice as provided in the applicable indenture has been given;

(4)
certain events of bankruptcy, insolvency, or reorganization, or court appointment of a receiver, liquidator, or trustee of our company or any guarantor that is a significant subsidiary, as defined; and

(5)
any other event of default provided with respect to a particular series of debt securities.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable indenture trustee or the holders of not less than 25% in principal amount of the debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those debt securities) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable indenture trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of any series (or of all debt securities then outstanding under any indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable indenture trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may rescind and annul the declaration and its consequences subject to certain conditions provided in the applicable indenture. The indentures also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to that series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of each holder affected by such modification or amendment.

The indentures will require each indenture trustee to give notice to the holders of debt securities within the later of 90 days of a default or a responsible officer of the trustee obtaining actual notice of such default under the applicable indenture unless the default shall have been cured or waived; provided, however, that the indenture trustee may withhold notice to the holders of any series of debt securities of any default with respect to the series if specified responsible officers of such indenture trustee consider withholding of notice to be in the interest of the holders.

Except as may be set forth in any prospectus supplement, each indenture will provide that no holder of debt securities of any series may institute any proceeding, judicial or otherwise, with respect to such indenture or for any remedy under it, except in the case of failure of the applicable indenture trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an indemnity reasonably satisfactory to it, and the holders of a majority in aggregate principal amount of the outstanding securities of that series have not given the trustee a direction inconsistent with the request. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities on or after the respective due dates thereof.

The indentures will provide that an indenture trustee will be under no obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders shall have offered and provided to the indenture trustee under that indenture security or indemnity satisfactory to it. The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or of exercising any trust or power conferred upon the indenture trustee. However, an indenture trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture, which may involve the indenture trustee in personal liability or which may be prejudicial to the holders of debt securities of such series not joining therein (provided, however, that the trustee shall have no duty to determine whether any such direction is prejudicial to any holder).

Within 90 days after the close of each fiscal year, we will be required to deliver to each indenture trustee a certificate, signed by one of several of our specified officers, stating among other things whether or not the officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

Modification of the Indentures

Except as may be set forth in any prospectus supplement, modifications and amendments of an indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby, (1) extend the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any the debt security; (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security; (3) change the coin or currency for payment of principal of, premium, if any, or interest on any the debt security; or (4) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or covenants or modify certain covenants.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive covenants of the applicable indenture.

Modifications and amendments of an indenture will be permitted to be made by us and the respective indenture trustee without the consent of any holder of debt securities for any of the following purposes among certain others:

(1)
to evidence the succession of another person to our company as obligor under the indenture;

(2)
to add to the covenants of our company for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

(3)
to change or eliminate any provisions of the indenture restricting the payment of principal or premium with respect to securities in registered form, provided that the action shall not adversely affect the interest of the holders of the debt securities of any series in any material respect;

(4)
in the case of subordinated securities, to make any change to the provisions of an indenture that would limit or terminate the benefits available to any holder of senior indebtedness, but only if each such holder of senior indebtedness consents to such change;

(5)
to add guarantees with respect to the securities or to secure the securities;

(6)
to convey, transfer, assign, mortgage, or pledge any property to the indenture trustee;

(7)
to modify an indenture so as to permit its qualification under the Trust Indenture Act;

(8)
to make any change that does not adversely affect the rights of any holder;

(9)
to add to, change or eliminate any provisions of an indenture; provided that any such addition, change or elimination not otherwise permitted under the indenture (i) shall be effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision, or (ii) does not apply to nor modify the rights of the holders of any such debt securities;

(10)
to establish the form or terms of securities and coupons of any series of securities;

(11)
to provide for the acceptance of appointment by a successor indenture trustee or facilitate the administration of the trusts under an indenture by more than one indenture trustee; or

(12)
to cure any ambiguity, defect or inconsistency in an indenture.

The indentures will provide that, in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent, or waiver under the applicable indenture or whether a quorum is present at a meeting of holders of debt securities, the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of principal that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the original discount issue security pursuant to the indenture.

Unless otherwise set forth in the applicable prospectus supplement, we will be permitted, at our option, to discharge certain obligations to holders of any series of debt securities issued under any indenture that have not already been delivered to the applicable indenture trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable indenture trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities with respect to principal (and premium, if any) and interest to the date of the deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, the indentures will provide that we may elect either:

(1)
to defease and be discharged from any and all obligations with respect to such debt securities; or

(2)
to be released from our obligations with respect to covenants under the applicable indenture;

in either case upon the irrevocable deposit by us with the applicable indenture trustee, in trust, of an amount sufficient to pay the principal of (and premium, if any) and interest on the debt securities on the stated maturity or on the applicable redemption date.

Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable indenture trustee an opinion of counsel (as specified in the applicable indenture) and to the effect that the holders of the outstanding debt securities will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the event of defeasance, the holders of debt securities would thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into Units will be set forth in the applicable prospectus supplement relating thereto. Such terms will include whether such debt securities are convertible into BUCs or preferred units, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.

Payment

Unless otherwise set forth in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the office of the paying agent, which shall be the corporate trust office of the indenture trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities or by wire transfer of funds to such person at an account maintained within the United States.

All moneys paid by us to a paying agent or an indenture trustee for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of one year after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities will be issued in registered form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective BUC holders who are individual citizens or residents of the United States. A description of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of preferred units and debt securities will be set forth in a prospectus supplement relating to the offering of such securities. This section is based upon current provisions of the IRC, existing and proposed Treasury regulations promulgated under the IRC (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. The tax consequences to you of an investment in our BUCs will depend in part on your own tax circumstances. Unless the context otherwise requires, references in this section to “us” or “we” are references to America First Multifamily Investors, L.P., which from and after December 5, 2022, will be named Greystone Housing Impact Investors LP, and our consolidated subsidiaries.

The following discussion does not comment on all U.S. federal income tax matters affecting us or our Unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other BUC holders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our units being taken into account in an applicable financial statement and persons deemed to sell their Units under the constructive sale provisions of the IRC. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences, and does not address the Medicare 3.8% net investment income tax. Accordingly, we encourage each prospective Unitholder to consult his, her, or its own tax advisor in analyzing the state, local and foreign tax consequences particular to such holder of the ownership or disposition of BUCs and potential changes in applicable laws.

All statements of law and legal conclusions, but not any statements of fact, contained in this section, except as described below or otherwise noted, are the opinion of Barnes & Thornburg LLP and are based on the accuracy of representations made by us to Barnes & Thornburg LLP for this purpose. Barnes & Thornburg LLP is unable to opine that interest on any mortgage revenue bond held by the Partnership is currently excludable from gross income of a bondholder for U.S. federal income tax purposes because the facts necessary to provide such an opinion are unknown and not reasonably available to the Partnership or counsel, such facts cannot be obtained by the Partnership or counsel without unreasonable effort or expense, and because such facts rest peculiarly within the knowledge of other persons not affiliated with the Partnership. Specifically, such opinion would require detailed information and calculations from the respective issuer, borrower, bond trustee, and guarantors of each mortgage revenue bond regarding eligibility under and compliance with the applicable provisions of the IRC and Treasury Regulations, including without limitation, information and computations relating to the investment of bond proceeds, use of bond proceeds, occupancy of bond-financed properties and rebate payments to the United States. Both the Partnership and its counsel have determined it is not possible to obtain this information and computations for all mortgage revenue bonds.

No ruling on the U.S. federal, state, or local tax considerations relevant to the purchase, ownership and disposition of the Partnership’s Units, or the statements or conclusions in this description, has been or will be requested from the Internal Revenue Service (“IRS”) or from any other tax authority, and a taxing authority, including the IRS, may not agree with the statements and conclusions expressed herein. In the opinion of Barnes & Thornburg LLP, based upon the IRC, the Treasury Regulations, published revenue rulings and court decisions, and the representations described below, the Partnership will be classified as a partnership for U.S. federal income tax purposes. However, no assurance can be given that any opinion of counsel would be accepted by the IRS or, if challenged by the IRS, sustained in court. Any contest of this sort with the IRS may materially and adversely impact the market for our Units, including the prices at which our BUCs trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our Unitholders and our General Partner and thus will be borne indirectly by our Unitholders and our General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

In rendering its opinion set forth in the preceding paragraph, Barnes & Thornburg LLP has relied on factual representations made by us and the General Partner. The representations made by us and the General Partner upon which Barnes & Thornburg LLP has relied include:

•
We have not elected to be, will not elect to be, and are not otherwise treated as a corporation for U.S. federal income tax purposes; and

•
For each taxable year, more than 90% of our gross income has been and will be income of the type that is “qualifying income” within the meaning of Section 7704(d) of the IRC.

We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding, and disposing of our BUCs, including the application and effect of U.S. federal, state, local and foreign income and other tax laws.

Taxation of the Partnership

Partnership Status

An entity that is treated as a partnership for U.S. federal income tax purposes generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each partner of the partnership (and in our case, our Unitholders) will take into account its respective share of the items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability as if the partner (and in our case, the Unitholder) had earned such income directly, regardless of whether cash distributions are made to him or her by the partnership. Distributions by a partnership to a partner generally are not taxable to the partnership or the partner unless the amount of cash distributed to him or her is in excess of the partner’s adjusted basis in his partnership interest. Please read “– Allocation of Income, Gain, Loss and Deduction” and “– Treatment of Distributions on BUCs.”

Section 7704 of the IRC generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating subsidiaries for U.S. federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the IRC. However, as noted above, Barnes & Thornburg LLP, as described and qualified above, is of the opinion that we will be classified as a partnership for U.S. federal income tax purposes.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our Unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and then as distributing that stock to our Unitholders in liquidation. This deemed contribution and liquidation generally should not result in the recognition of taxable income by our Unitholders or us so long as our liabilities do not exceed the tax basis of our assets and other conditions are met. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our Units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, and which may affect a Unitholder’s investment.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our Unitholders.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our Unitholders. Our taxation as a corporation materially would reduce the cash available for distribution to Unitholders and thus likely would substantially reduce the value of our Units. Any distribution made to a Unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the Unitholder’s tax basis in its Units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Barnes & Thornburg LLP that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of BUCs Ownership

BUC Holder Status

We will treat BUC holders as partners in the Partnership and distributions paid to BUC holders as being made to such holders in their capacity as partners for U.S. federal income tax purposes. Also, BUC holders whose BUCs are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their BUCs will be treated as partners of the Partnership for U.S. federal income tax purposes.

A beneficial owner of BUCs whose BUCs have been transferred to a short seller to complete a short sale would appear to lose such owner’s status as a partner with respect to those Units for federal income tax purposes. See below under “– Treatment of Securities Loans.”

Income, gains, deductions, or losses, would not appear to be reportable by a BUC holder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a BUC holder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “– Tax Consequences of Units Ownership – Treatment of Securities Loans.” BUC holders who are not treated as partners of the Partnership as described above or who may be at risk of such treatment are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

The remainder of this discussion assumes that BUC holders are treated as partners in the Partnership and that distributions to BUC holders will be made to such holders in their capacity as partners.

Flow-Through of Taxable Income

Subject to the discussion below under “– Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our Unitholders, we do not pay any U.S. federal income tax.

Rather, each BUC holder will be required to report on his, her, or its U.S. federal income tax return each year the income, gains, losses and deductions allocated to such holder for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a Unitholder even if that Unitholder has not received a cash distribution (with which it otherwise may use to pay the associated tax).

We will treat distributions that are declared to BUC holders as distributions by the Partnership to the Unitholders in connection with their interests in the Partnership.

Basis of Units

A Unitholder’s tax basis in its Units (including BUCs) initially will be the amount paid for those Units. A BUC holder’s basis will be increased by the holder’s initial allocable share of our liabilities. A BUC holder’s basis will be (i) increased by the BUC holder’s share of our income and any increases in such holder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the BUC holder, the BUC holder’s share of our losses, any decreases in the BUC holder’s share of our liabilities, and certain other items.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own BUCs and preferred units, please consult your tax advisor with respect to determining the consequences on your basis in your Units.

Treatment of Distributions on BUCs

Distributions by us to a BUC holder generally will not be taxable to the BUC holder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the holder’s tax basis in his, her, or its BUCs immediately before the distribution. Our cash distributions in excess of a BUC holder’s tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under “– Disposition of BUCs.” Any reduction in a Unitholder’s share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that Unitholder. To the extent our distributions cause a Unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he, she, or it must recapture any losses deducted in previous years. See below “– Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of the holder’s tax basis in his, her, or its Units, if the distribution reduces the Unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the IRC, and collectively, “Section 751 Assets.” Please see “– Disposition of BUCs – Recognition of Gain or Loss” for more discussion of Section 751 Assets.

Limitations on Deductibility of Losses

A Unitholder may not be entitled to deduct the full amount of loss we allocate to him, her, or it because its share of our losses will be limited to the lesser of (i) the Unitholder’s adjusted tax basis in its Units, and (ii) in the case of a Unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the Unitholder is considered to be “at risk” with respect to our activities. A Unitholder will be at risk to the extent of its adjusted tax basis in its Units, reduced by (1) any portion of that basis attributable to the Unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the Unitholder borrows to acquire or hold its Units, if the lender of those borrowed funds owns an interest in us, is related to another Unitholder or can look only to the Units for repayment.

A Unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a Unitholder’s share of nonrecourse liabilities) cause the Unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the Unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of Units, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain can no longer be used and will not be available to offset a Unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (such as, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a Unitholder’s share of the passive income we generate may be deducted in full when a Unitholder disposes of all of its Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2020 (as revised by the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, of 2020 and the Inflation Reduction Act of 2022), and before January 1, 2028, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $270,000 or $540,000 for taxpayers filing a joint return, in 2022. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a Unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such Unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a Unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a Unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

Commencing with taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 restricts the amount of interest expense that may be deducted. Generally, “business interest” expenses are now deductible only to the extent of business interest income plus 30% of “adjusted taxable income.” Any disallowed amount may be carried forward indefinitely.

“Business interest” is interest paid or accrued with respect to indebtedness allocable to a trade or business. It does not include investment interest expense. The 30% limit applies to “adjusted taxable income.” For the first four years of this new limitation, a person’s “adjusted taxable income” means taxable income from trade or business activities, computed before any deductions for interest, depreciation, amortization, net operating losses and the new pass-through deduction. However, in the case of taxable years beginning on or after January 1, 2022, depreciation and amortization deductions are not added back to income. As a result, there now is a lower limit on the amount of interest that may be deducted. The Partnership does not expect to have a trade or business that would cause interest allocated to BUC holders to be treated as business interest.

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes interest on indebtedness properly allocable to property held for investment, our interest expense attributed to portfolio income, and the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a BUC holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the BUC holder’s share of our portfolio income will be treated as investment income.

Prospective investors are urged to consult their own tax advisors with respect to the interest expense limitation rules.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any U.S. federal, state, local or non-U.S. tax on behalf of any current or former Unitholder, we are authorized to treat the payment as a distribution of cash to the relevant Unitholder. Where the tax is payable on behalf of all Unitholders or we cannot determine the specific Unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current Unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a Unitholder, in which event the Unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Limitation on Miscellaneous Itemized Deductions

For any taxable year beginning before January 1, 2026, a non-corporate taxpayer is prohibited from taking itemized deductions for miscellaneous expenses, or “miscellaneous itemized deductions.” For taxable years beginning on or after January 1, 2026, these expenses (i) will be deductible by a non-corporate unitholder for regular U.S. federal income tax purposes only to the extent that the unitholder’s share of such expenses, when combined with other “miscellaneous itemized deductions,” exceeds 2% of its adjusted gross income for the particular year, (ii) will not be deductible by a non-corporate unitholder for U.S. federal alternative minimum tax purposes and (iii) will be subject to certain other limitations on deductibility. These limitations would apply to non-corporate BUC holders if the proposed activities of the Partnership do not constitute a trade or business. There is a risk that the IRS may contend, in any taxable year, that each non-corporate BUC holder’s share of each of the Partnership’s otherwise deductible expenses constitutes a miscellaneous expense, potentially subject to disallowance through taxable years ending before January 1, 2026 and the two percent (2%) floor thereafter. We believe that the proposed activities of the Partnership will constitute a trade or business, but there can be no assurance that the IRS will not assert a contrary position on audit.

Allocation of Income, Gain, Loss and Deduction

In preparing the Partnership’s tax returns, and in determining the BUC holders’ allocable share of the Partnership’s items of income, gain, loss and deduction, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the IRC, Treasury Regulations, or IRS administrative pronouncements, and there is no assurance that the IRS will not successfully challenge the Partnership’s use of such conventions.

The Partnership generally allocates each item of its income, gain, loss or deduction among the General Partner and Unitholders in accordance with their respective percentage interests in the Partnership. However, the Partnership will make certain special allocations in connection with the issuance of new BUCs in accordance with the principles of Section 704(c) of the IRC. Upon the issuance of additional BUCs, including BUCs issued in this offering, the Partnership expects that it will restate the “book” capital accounts of the existing BUC holders under applicable Treasury Regulations in order to reflect the fair market value of the Partnership’s assets at the time additional BUCs are issued. This restatement of the existing BUC holders’ book capital accounts measures any gain or loss inherent in Partnership assets at the time new BUC holders are admitted to the Partnership. Section 704(c)

requires the Partnership to specially allocate certain items of gain or loss among the BUC holders in order to eliminate differences between their book capital accounts (which now reflect the fair market value of Partnership property on the date the new BUCs are issued) and their tax capital accounts (which reflect the Partnership’s tax basis in these assets). The effect of the allocations under Section 704(c) to a BUC holder purchasing BUCs in the offering will be essentially the same as if the tax basis of our assets were equal to the fair market value of our assets at the time of the offering.

Treatment of Securities Loans

A Unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of Units) may be treated as having disposed of those Units. If so, such Unitholder would no longer be treated for tax purposes as a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those Units would not be reportable by the lending Unitholder, and (ii) any cash distributions received by the Unitholder as to those Units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their Units are urged to consult their tax advisors regarding possible alternatives. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “– Disposition of BUCs – Recognition of Gain or Loss.”

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each BUC holder will be required to include in its tax return its allocable share of items of income, gain, loss and deduction of the Partnership for the Partnership’s taxable year ending within or with the holder’s taxable year. A BUC holder that has a taxable year ending on a date other than December 31 and that disposes of all its Units following the close of our taxable year but before the close of its taxable year will be required to include in income for its taxable year its allocable share of items of income, gain, loss and deduction, with the result that the holder will be required to include in income for its taxable year its share of more than 12 months of our income, gain, loss, and deduction.

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a BUC holder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “– Tax Consequences of BUCs Ownership – Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our BUCs (called “syndication expenses”) generally must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of BUCs – Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Disposition of BUCs

Recognition of Gain or Loss

A BUC holder will be required to recognize gain or loss on a sale of such BUCs equal to the difference between the BUC holder’s amount realized and tax basis in the BUCs sold. A BUC holder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives for the BUCs. Gain or loss recognized by a BUC holder on the sale or exchange of a BUC held for more than one year generally will be taxable as long-term capital gain or loss. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the IRC to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a BUC and may be recognized even if there is a net taxable loss realized on the sale or exchange of a BUC. Thus, a BUC holder may recognize both ordinary income and a capital gain or loss upon a sale or exchange of a BUC. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests (presumably including both BUCs and preferred units).

Special rules apply to determining the basis and holding period of a BUC holder’s BUCs where less than all of a BUC holder’s interest is sold. A BUC holder considering the purchase of additional BUCs or a sale of BUCs purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Allocations Between Transferors and Transferees

Holders of BUCs owning BUCs on the record date of any declared distribution (the “Allocation Date”) will be entitled to receive the distribution payable with respect to their Units. Purchasers of BUCs after the Allocation Date will therefore not be entitled to a cash distribution on their BUCs until the next Allocation Date.

Notification Requirements

A BUC holder who sells or purchases any of its BUCs generally is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of BUCs may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Uniformity of Units

Because we cannot match transferors and transferees of BUCs, we must maintain uniformity of the economic and tax characteristics of the BUCs to a purchaser of these BUCs. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of certain depreciation and amortization methods. Any non-uniformity could have a negative impact on the value of the BUCs. Barnes & Thornburg LLP has not rendered an opinion with respect to our specific methods of depreciation and amortization, and the IRS may challenge these methods. If this challenge were sustained, the uniformity of BUCs might be affected, and the gain from the sale of BUCs might be increased without the benefit of additional deductions. Please read “ – Disposition of BUCs – Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of Units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and may have substantially adverse tax consequences to them. Prospective Unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our Units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income (“UBTI”). A portion of our income allocated to the Unitholders may be UBTI and, accordingly, will be taxable to a tax-exempt Unitholder.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each Unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each Unitholder’s share of income, gain, loss and deduction. We cannot assure our Unitholders that those positions will yield a result that conforms to all of the requirements of the IRC, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. We cannot assure prospective Unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our Units. Adjustments resulting from an IRS audit may require each Unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of the Unitholder’s own return. Any audit of a Unitholder’s return could result in adjustments unrelated to our returns.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our General Partner, Unitholders, and former Unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Our Partnership Representative (defined below) may, but is not required to, elect to have our General Partner, Unitholders, and former Unitholders take an audit adjustment into account in accordance with their interests in us during the taxable year under audit. If this election is not made, or if other adjustments are made with respect to an entity in which we are a partner or member and that does not similarly elect our then current Unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such Unitholders did not own our Units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our Unitholders might be substantially reduced. These rules still are fairly new, and the manner in which they may apply to us in the future is uncertain.

For taxable years beginning after December 31, 2017, we will designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The General Partner has been designated as the Partnership Representative. The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our General Partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our Unitholders.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, Unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the Unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on its investment in us.

A Unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such Unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a Unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such Unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular Unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident Unitholder from the obligation to file an income tax return.

Under Sections 1471 through 1474 of the IRC, applicable Treasury regulations and additional guidance (“FATCA”), the Partnership generally will be required to withhold a 30% tax from any “withholdable payments” it makes, or is treated as making, to any Non-U.S. Unitholder that is an entity unless such Non-U.S. Unitholder provides certain certifications and other information to the Partnership sufficient to establish that it qualifies for an exemption from, or an appropriate reduction of, the FATCA tax (including information generally relating to its U.S. owners, if any). For purposes of FATCA, “withholdable payments” are defined, in relevant part, as payments of U.S.-source fixed, determinable annual or periodical income.

Moreover, the Treasury Department and the IRS have issued proposed regulations that (i) provide that the FATCA tax will not be imposed on gross proceeds from the disposition of property that can produce U.S. source dividends or interest, as otherwise would have been the case after December 31, 2018, (ii) delay the time for the application of the FATCA tax to foreign passthru payments (which are attributable to withholdable payments) to a date no earlier than two years after the date of publication of final Treasury regulations applicable to foreign passthru payments, and (iii) state that taxpayers may rely on these provisions of the proposed regulations until final regulations are issued.

Prospective investors are urged to consult their own tax advisors regarding the consequences of the Partnership having a withholding obligation under the FATCA tax.

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF THEIR INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH PROSPECTIVE UNITHOLDER CONSULT, AND DEPEND UPON, ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT. BARNES & THORNBURG LLP HAS NOT RENDERED AN OPINION ON THE STATE TAX,

LOCAL TAX, ALTERNATIVE MINIMUM TAX, OR FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN US.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Internal Revenue Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each item described in (a), (b) or (c) being a “plan”); and (d) persons who have specified relationships to those plans, i.e., “parties-in-interest” under ERISA, and “disqualified persons” under the Internal Revenue Code. ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans. Certain federal, state, local, and non-U.S. or other laws or regulations that are similar to the relevant provisions of ERISA or the IRC (“Similar Laws”) may also impose restrictions on employee benefit plans and/or persons who are fiduciaries of plans subject to the Similar Laws.

This summary is based on the provisions of ERISA and the IRC (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and, therefore, may apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the IRC impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the IRC, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the IRC, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our BUCs, preferred units, or debt securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the IRC or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation:

(a)
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

(b)
whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

(c)
whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (see “– Prohibited Transaction Issues” below);

(d)
whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our securities, or (2) an undivided interest in our underlying assets (see “– Plan Asset Issues” below”); and

(e)
whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. See “Material U.S. Federal Income Tax Considerations” above.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the IRC prohibit employee benefit plans (and certain IRAs that are not considered part of an employee benefit plan) from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the IRC with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the IRC. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the IRC.

The acquisition and/or holding of the debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the IRC, unless the debt securities are acquired and held in accordance with an applicable statutory, class, or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our BUCs, preferred units, and/or the debt securities may not be purchased or held (or converted to equity securities, in the case of any convertible debt) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the IRC or similar violation of any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the BUCs, preferred units, or debt securities with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our BUCs, preferred units, and/or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our securities, be deemed to own an undivided interest in our assets, with the result that our General Partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the IRC and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transactions in which we seek to engage could constitute “prohibited transactions” under the IRC, ERISA, and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)
the equity interests acquired by the employee benefit plan are “publicly offered securities” – i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations), and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;
(b)
the entity is an “operating company” – i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company;” or

(c)
there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our General Partner, its affiliates, and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the IRC, IRAs, and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our BUCs, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above and may also satisfy the requirements in (b) and/or (c) above (although there is little applicable Department of Labor guidance with respect to whether we may qualify as an “operating company” as required for compliance with (b), and we do not monitor the level of investment by benefit plan investors as required for compliance with (c)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the IRC and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of our BUCs, preferred units, and/or debt securities should consult with their own counsel regarding the potential applicability of and consequences of such purchase under ERISA, the IRC, and other Similar Laws in light of the complexity of these rules and the serious penalties, excise taxes and liabilities imposed on persons who engage in non-exempt prohibited transactions or other violations. The sale of any BUCs, preferred units, and/or debt securities by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

Representation

By purchase or acceptance of the BUCs, preferred units, and/or debt securities, each purchaser and subsequent transferee of such securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any employee benefit plan, or (ii) the purchase and holding (and any conversion, if applicable) of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC or similar violation under any applicable Similar Laws.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters, brokers, or dealers, or we may sell the securities to investors directly or through agents, or through a combination of any of these methods of sale. Any underwriter or agent involved in the offer and sale of our securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell securities on the terms and conditions described in the applicable prospectus supplement. In connection with the sale of our securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Our securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution, or a secondary distribution in accordance with applicable NASDAQ (or, following the transfer of the listing of the BUCs, the NYSE) or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of our securities which is not expected to exceed customary compensation in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers, and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of our securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities then being sold, if any is purchased.

Underwriters, dealers, and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of securities described in this prospectus and any accompanying prospectus supplement, certain underwriters, selling group members, and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the security being offered. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of our securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Through the close of trading on December 2, 2022, our BUCs were listed on the NASDAQ Global Select Market under the symbol “ATAX.” Effective upon the opening of trading on December 5, 2022, the BUCs will trade on the NYSE under the symbol “GHI.” Any underwriters or agents to or through which BUCs are sold by us may make a market in our BUCs, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. None of our Existing Preferred Units are listed on any national securities exchange. No assurance can be given as to the liquidity of or trading market for any of our securities.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our BUCs as interests in a direct participation program, any offering of BUCs under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement relating thereto.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana. The description of federal income tax consequences in “Material U.S. Federal Income Tax Considerations” is based on the opinion of Barnes & Thornburg LLP. Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of America First Multifamily Investors, L.P. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The balance sheet of America First Capital Associates Limited Partnership Two incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 has been so incorporated in reliance on the report of Lutz & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We furnish and file annual, quarterly, and current reports and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.ataxfund.com (or, effective December 5, 2022, http://www.ghiinvestors.com). Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements, and schedules thereto. We refer you to the registration statement, the exhibits, financial statements, and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we later file with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30 2022;
•
our Current Reports on Form 8-K filed with the SEC on March 2, March 15, March 21, April 4, April 27, April 29, May 17, June 15, July 20, August 1, August 29, September 14, September 29, October 3, October 21, November 7 (except for the information furnished under Item 7.01 thereof), November 22 (except for the information furnished under Item 7.01 thereof), and November 30, 2022;
•
the description of our beneficial unit certificates representing assigned limited partnership interests contained in our registration statement on Form 8-A filed with the SEC on November 28, 2022, together with any further amendment or report filed with the SEC for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus all documents and additional information that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of any offering. These documents include, but are not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements, if any. Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the information or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Mr. Jesse A. Coury

America First Multifamily Investors, L.P.

(to be renamed Greystone Housing Impact Investors LP)

14301 FNB Parkway, Suite 211

Omaha, Nebraska 68154

(402) 952-1235

You should rely only on the information and representations in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, or any incorporated document is accurate as of any date other than the date of the document.

$50,000,000

Beneficial Unit Certificates Representing Assigned Limited Partnership Interests

PROSPECTUS SUPPLEMENT

March 8, 2024